Burkecover

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
AXOGEN, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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letter

13631 Progress Blvd.
Suite 400
Alachua, FL 32615
Dear Shareholder:
You are cordially invited to attend our 2026 Annual Meeting of Shareholders (the “Meeting”) of Axogen, Inc. (the “Company” or “Axogen”), which will be conducted via live audio webcast on Tuesday, June 23, 2026 beginning at 8:30 a.m. Eastern time. The virtual format provides the opportunity for full and equal participation of all shareholders regardless of location. You can attend the Meeting via the Internet at www.virtualshareholdermeeting.com/AXGN2026. Through this webcast, shareholders and proxyholders will be deemed to be present in person for purposes of conducting a vote at the Meeting.
In accordance with the rules established by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. Accordingly, we plan to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders on or about April 29, 2026. The Notice or proxy card (if you elect to receive your materials by mail) will describe how to access and review our proxy materials, including our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) on the Internet. The Notice, as well as our proxy card, will also describe how you may submit your proxy electronically. If you received just a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
I sincerely hope that you will be able to attend the virtual Meeting. Whether or not you plan to attend the Meeting via virtual presence, your vote is important, and we urge you to vote your shares by following the instructions on the Notice, your proxy card or your voting instruction form, as applicable, as promptly as possible in order to ensure your representation at the Meeting.

Sincerely,

Michael Dale
April 29, 2026	Director, Chief Executive Officer and President

2026 Annual Meeting of Shareholders
13631 Progress Blvd.
Suite 400
Alachua, FL 32615
Notice of 2026 Annual Meeting of Shareholders
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Shareholders (the “Meeting”) of Axogen, Inc. (the “Company”, “Axogen”, “we” or “our”) will be held virtually only on Tuesday, June 23, 2026 at 8:30 a.m. Eastern time. Shareholders may join the live audio webcast at www.virtualshareholdermeeting.com/AXGN2026. At the Meeting, shareholders will act on the following matters:
1.To elect eight members to our board of directors (the “Board of Directors”) to hold office for the ensuing year and until their successors are elected and qualified;
2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026;
3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement; and
4.To consider and act upon any other matters that may properly come before the Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.
I M P O R T A N T
We are holding the Meeting as a virtual meeting (via live audio webcast) format only. On behalf of the Board of Directors and management of the Company, we cordially invite you to attend the Annual Meeting by virtual presence by logging into our live webcast at: www.virtualshareholdermeeting.com/AXGN2026. Through this webcast, shareholders and proxyholders will be deemed to be present in person for purposes of conducting a vote at such meeting.
In accordance with rules established by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. Accordingly, we plan to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders on or about April 29, 2026. The Notice or proxy card (if you receive your materials by mail) will describe how to access and review our proxy materials, including our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”). The Notice, as well as our proxy card, will also describe how you may submit your proxy electronically. If you received just a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Whether or not you expect to attend the virtual Meeting, please vote your shares by following the instructions on the Notice, your proxy card or your voting instruction form, as applicable, as promptly as possible in order to ensure your representation at the Meeting. Even if you have voted by proxy, you may still vote online if you attend the Meeting via virtual presence.
Only holders of record of our common stock at the close of business on April 24, 2026 will be entitled to receive notice of and to vote at the Meeting. Our shareholders are not entitled to any appraisal or dissenters’ rights with respect to the matters to be acted upon at the Meeting.

You may vote your shares by telephone (1-800-690-6903) or Internet (www.proxyvote.com) no later than 11:59 p.m. Eastern time on Monday, June 22, 2026 (as directed in the Notice or proxy card, as applicable) or vote by completing, signing and promptly returning the enclosed proxy card by mail. If you choose to receive and submit your proxy by mail, we have enclosed an envelope for your use, which is prepaid if mailed in the United States. You may also attend the Meeting via the Internet at www.virtualshareholdermeeting.com/AXGN2026 by using the 16-digit control number that appears on your Notice or proxy card, submit questions and vote online until voting is closed at www.virtualshareholdermeeting.com/AXGN2026.
Your vote is important. Whether or not you plan to attend the virtual Meeting, we urge you to vote your shares by following the instructions on the Notice, your proxy card or your voting instruction form, as applicable, as promptly as possible in order to ensure your representation at the Meeting.

By Order of the Board of Directors,

Alachua, Florida	Marc A. Began
April 29, 2026	General Counsel and Secretary

PROXY STATEMENT

Axogen, Inc.
13631 Progress Blvd.
Suite 400
Alachua, FL 32615
PROXY STATEMENT
2026 Annual Meeting of Shareholders
TO BE HELD ON JUNE 23, 2026
The board of directors (the “Board of Directors”) of Axogen, Inc. (the “Company”, “Axogen”, “we” or “our”) is soliciting proxies for use at our 2026 Annual Meeting of Shareholders (the “Meeting”) which will be conducted via live audio webcast and accessible at www.virtualshareholdermeeting.com/AXGN2026 on June 23, 2026, at 8:30 a.m. Eastern time and at any adjournment or postponement thereof.
This year, we are using the Internet as the primary means of delivery of proxy materials, including this proxy statement (the “Proxy Statement”), to our shareholders. We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record with instructions on how to access the proxy materials online in the “Investors” section of our website at https://www.axogeninc.com. The Company expects to mail the Notice to shareholders on or about April 29, 2026.
Our Board of Directors has set Friday, April 24, 2026, as the record date for the Meeting. Each shareholder of record at the close of business on Friday, April 24, 2026, will be entitled to vote at the Meeting. As of the record date, 53,177,824 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the Meeting. Holders of our common stock are entitled to one vote per share. Therefore, a total of 53,177,824 votes are entitled to be cast at the Meeting. There is no cumulative voting in the election of our directors.
Shareholders who sign and return a proxy may revoke it at any time before it is voted at the Meeting by giving written notice to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, Re: Axogen, Inc., by submitting a duly executed proxy with a later date or by attending the Meeting via the Internet and withdrawing your proxy. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the Meeting.
Expenses in connection with this solicitation of proxies will be paid by us. Proxies are being solicited primarily by mail. The proxy solicitor may conduct this proxy solicitation by mail, telephone, facsimile, e-mail, other electronic channels of communication, or otherwise. In addition, our officers and directors, who will receive no extra compensation for their services, may solicit proxies by telephone or personally. We also will request that brokers or other nominees who hold shares of our common stock in their names for the benefit of others forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at our expense.
Proxies that are completed, signed and returned to us in accordance with the instructions provided in the Notice or the instructions that accompanied your proxy materials, as applicable, prior to the Meeting will be voted as specified. If no direction is given, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement; FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2026 and FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.
If a shareholder affirmatively abstains from voting as to any matter (or indicates a “withhold vote for” as to directors), then the shares held by such shareholder shall be deemed present at our Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter but shall not be deemed to have been voted in favor of such matter. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

If on the record date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization maintaining your account is considered the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Meeting via the Internet. However, since you are not the shareholder of record, you may not vote your shares virtually at the Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Meeting via the Internet, you will need to have a valid proxy from the organization maintaining your account to vote your shares at the Meeting.
If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization maintaining your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal 2, which is a non-binding advisory vote; however, that organization will not be permitted to vote your shares on Proposal 1 and Proposal 3. As a result, if you do not provide voting instructions to the organization maintaining your account, your shares will have no effect on the outcome of the election of directors and the approval of the advisory vote to approve the compensation of our named executive officers. As a result, if you hold shares in a brokerage account and wish to vote those shares on these proposals, we strongly encourage you to submit your voting instructions and exercise your right to vote as a shareholder.
Directors are elected by a plurality vote of the votes cast by the shareholders entitled to vote at the Meeting. A plurality vote means that the directors who receive the most votes in an election, though not necessarily a majority, will be elected. However, our Corporate Governance Guidelines provide that directors who receive more “withhold” votes than “for” votes will be required to tender their resignation, which the Board of Directors will be required to consider. If the Board determines not to accept the resignation, the Board’s decision and reasons for rejecting the resignation will be reported on a Form 8-K. If you affirmatively abstain from voting, it will have no impact on the outcome of the vote for the proposal. Similarly, broker non-votes will have no impact on the outcome of the vote for the proposal.
The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote and present in person via the Internet or by proxy at the Meeting will be required to approve the non-binding ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2026. If you affirmatively abstain from voting, it will have the same effect as a vote “AGAINST” this proposal. Because this proposal is a routine matter, broker non-votes will not occur with respect to this proposal.
The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote and present in person via the Internet or by proxy at the Meeting will be required to approve the non-binding advisory approval of the compensation of our named executive officers. If you affirmatively abstain from voting, it will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no impact on the outcome of the vote for the proposal.
Our shareholders are not entitled to any appraisal or dissenters’ rights with respect to the matters to be acted upon at the Meeting.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on June 23, 2026:
Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) are available in the “Investors” section of our website at https://www.axogeninc.com.

PROPOSAL 1 – ELECTION OF DIRECTORS
At the Meeting, shareholders will vote on the election of eight director nominees: Paul Thomas, Michael Dale, William Burke, John H. Johnson, Alan M. Levine, Joseph Tyndall, Kathy Weiler and Amy Wendell. Our Board of Directors has nominated each continuing director to serve a one-year term commencing at the Meeting and until each director’s successor is duly elected and qualified. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the persons named in the enclosed proxy will vote for a substitute nominee in accordance with their best judgment. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.
Proxies cannot be voted for a greater number of persons than the number of nominees named.
Biographical information for each director nominee is included below. Included at the end of each director’s biography is a description of the particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that each of these director nominees should serve as a member of our Board of Directors.

Name	Age	Position(s)
Paul Thomas	70	Chairman
Michael Dale	66	Director, Chief Executive Officer and President
William Burke	57	Director
John H. Johnson	68	Director
Alan M. Levine	58	Director
Joseph Tyndall	57	Director
Kathy Weiler	56	Director
Amy Wendell	65	Director
Paul Thomas has served as a member of our Board of Directors since September 2020 and became Chairman of the Board in August 2024. Mr. Thomas has more than 30 years of experience in the medtech industry and currently serves as the Chief Executive Officer and Co-Founder of Prominex, Inc. From 2009 to 2017, Mr. Thomas served as the Chief Executive Officer of Roka Bioscience. Prior to that, Mr. Thomas served as Chairman and Chief Executive Officer of LifeCell Corporation from 1998 until it was acquired by KCI in 2008 in a transaction valued at $1.8 billion. He also held various senior positions, including President of the Pharmaceutical Products Division, during his tenure of 15 years with Ohmeda, Inc. Mr. Thomas received his Master of Business Administration degree from Columbia University Graduate School of Business and completed his post graduate studies in chemistry at the University of Georgia Graduate School of Arts and Science. He received his Bachelor of Science degree in chemistry from St. Michael’s College. Mr. Thomas’ qualifications to serve on our Board of Directors include his extensive executive leadership and financial experience, particularly in connection with rapid growth technology businesses, and his experience as a director of publicly traded companies.
Michael Dale joined Axogen Corporation as Chief Executive Officer (“CEO”) and President, as well as a board member, in August 2024. A distinguished healthcare leader and accomplished medical device executive, Mr. Dale has over 40 years of experience leading transformative, high-technology medical device companies in the cardiovascular, neuromodulation, diabetes, and electrophysiology markets. His past executive leadership roles span both public and private medical device companies, including Abbott Structural Heart, GI Dynamics, Helical Solutions, ATS Medical, Endocardial Solutions, Cyberonics, St. Jude Medical, and American Edwards Laboratories. Mr. Dale has been an active director and advisor, serving on the boards of Preceptis Medical, Enpath Medical, Rhythmia Medical, Neuronetics, Inc., NeoChord, the Advanced Medical Technology Association (AdvaMed), the St. Mary’s University Council of Regents for the School of Graduate and Professional Programs, the University of Minnesota Carlson School of Management Medical Industry Leadership Institute and the California Polytechnic State University’s Center for Innovation & Entrepreneurship as a student mentor. At present, he serves on the advisory board of Purdue University’s Weldon School of Biomedical Engineering and on the BiomimedX, Inc. board of directors. Mr. Dale holds a Bachelor of Science degree from California Polytechnic State University in San

Luis Obispo, California. Mr. Dale’s qualifications to serve on our Board of Directors include his extensive executive leadership experience and knowledge of the medical device and biotechnology industries.
William Burke has served as a member of our Board of Directors since July 2022. From August 2016 to June 2022, Mr. Burke was the Executive Vice President, Chief Financial Officer of Haemonetics Corp. and was responsible for the global finance organization including investor relations. From July 2014 to July 2016, Mr. Burke served as Chief Integration Officer and Vice President, Integration for Medtronic plc, a global healthcare products company, and was a member of its Executive Committee. In that role, Mr. Burke was responsible for ensuring the successful integration of Covidien plc into Medtronic, following Medtronic’s acquisition of Covidien. Prior to joining Medtronic, Mr. Burke spent more than 20 years in finance and business development leadership roles at Covidien, including Chief Financial Officer for Covidien Europe based in Zurich, Vice President of Corporate Strategy and Portfolio Management and Vice President of Financial Planning and Analysis. Previously, Mr. Burke held key positions within Tyco Healthcare, including the Financial Controller of Valleylab, Managing Director of the Covidien Group in Switzerland and International Controller. He also recently served as a member of the board of directors of MiroMatrix. Mr. Burke began his career as an auditor with KPMG. Mr. Burke received a Bachelor of Science degree in business administration from Bryant College. Mr. Burke’s qualifications to serve on our Board of Directors include his extensive executive leadership and financial experience, his experience as a director of publicly traded companies and expertise in financial reporting oversight.
John H. Johnson has served as a member of our Board of Directors since July 2021. Mr. Johnson is currently Chairman of Verastem Oncology. From December 2024 through November 2025, Mr. Johnson served as Executive Chairman of Applied Therapeutics and from September 2021 through April 2024 as non-executive chairman of the Board of Directors for AutolusTherapeutics plc. From July 2020 through October 2021, Mr. Johnson served as the Chief Executive Officer and from March 2015 to November 2019 served as Executive Chairman of Strongbridge Biopharma plc., a company focused on building a portfolio of vertical, therapeutically-aligned rare disease franchises prior to being acquired by Xeris where he remains on the board. From 2018 through 2020, Mr. Johnson served as Chief Executive Officer of Melinta Therapeutics, a commercial stage company developing and commercializing novel antibiotics. From 2012 through 2014, Mr. Johnson served as Chairman and Chief Executive Officer of Dendreon Corporation. Mr. Johnson previously held various senior positions with Eli Lilly & Company, ImClone Systems, Inc., Johnson & Johnson, and Centocor Ortho Biotech. Mr. Johnson received his Bachelor of Science degree from the University of Pennsylvania East Stroudsburg. Mr. Johnson’s qualifications to serve on our Board of Directors include his considerable leadership experience and specific knowledge of the healthcare industry.
Alan M. Levine has served as a member of our Board of Directors since May 2019. Since February 2018, Mr. Levine has been the Chairman, President, and Chief Executive Officer of Ballad Health, an integrated healthcare delivery system. From January 2014 to January 2018, he served as the President and Chief Executive Officer of Mountain States Health Alliance, the largest health system in upper east Tennessee and southwest Virginia. From July 2010 to January 2014, Mr. Levine served as a Senior Advisor to the Board of Directors, President of the Florida Group and Corporate Senior Vice President at Health Management Associates, a hospital and healthcare facilities operator. From January 2008 to July 2010, Mr. Levine served as Senior Health Policy Advisor to Louisiana Governor Bobby Jindal, and as the Secretary of the Louisiana Department of Health and Hospitals on the Governor’s cabinet. From July 2006 to January 2008, Mr. Levine was the President and Chief Executive Officer of the North Broward Hospital District, one of the largest public health and hospital systems in the nation. From June 2004 to July 2006, he also served as the Secretary of the Florida Agency for Health Care Administration, the health planning and regulatory agency for the State of Florida with responsibility for the oversight of more than 30,000 healthcare facilities, and the $17 billion state Medicaid program. From January 2003 to June 2004, Mr. Levine served as the Deputy Chief of Staff and Senior Health Policy Advisor to Governor Jeb Bush. Mr. Levine holds a Master of Business Administration degree, a Master of Science degree in health science, and a Bachelor of Science degree in health education/community health from the University of Florida. Mr. Levine currently serves on the Board of Governors of the State University System of Florida, and was elected by his colleagues to serve as Chairman. He also served as Vice-Chair of the board, Chair of the budget and finance committee, Chair of the audit and compliance committee, Chair of the research and academic excellence committee, and chair of the select committee on 2+2 education attainment. Mr. Levine also served as Chair of the State of Florida Higher Education Coordinating Council, a policy-setting body composed of all education entities from K-Post Secondary. Mr.

Levine’s qualifications to serve on our Board of Directors include his broad healthcare management, policy and regulation and patient care delivery knowledge, executive level experience with integrated healthcare delivery systems and his knowledge as to budgeting and financial reporting.
Joseph Tyndall, MD has served as a member of our Board of Directors since December 2022. Dr. Tyndall is currently the Dean President & CEO of the Homer Stryker School of Medicine of Western Michigan University and has served in this role since March 1, 2026. From July 1, 2021 through December 30, 2025, Dr. Tyndall served as a professor, Executive Vice President for Health Affairs and Dean at the Morehouse School of Medicine. From 2008 until his departure from the University of Florida in 2021, Dr. Tyndall served as a professor and chair of the Department of Emergency Medicine at the University of Florida College of Medicine. During his tenure at the University of Florida, Dr. Tyndall was appointed interim dean of the College of Medicine from August 2018 to January 2021 and was subsequently appointed to the position of associate vice president for strategic and academic affairs for University of Florida Health before his recruitment to Morehouse School of Medicine. Dr. Tyndall served on the board of directors of University of Florida Health Shands Hospital from 2010 through 2021 and was chair of the Board of Trustees for the University of Florida Health Proton Therapy Institute during his tenure as interim dean. Dr. Tyndall served on the board of directors of the Florida College of Emergency Physicians from 2011 through 2021, serving as the society’s president from 2018 to 2019. He is a former member of the board of directors of Grady Health System in Atlanta, Georgia from 2021 to 2025. Also, he was a trustee and past president of the Society for Academic Emergency Medicine Foundation, which is emergency medicine’s national foundation supporting education and research in emergency care. Dr. Tyndall is a graduate of the University of Maryland School of Medicine and the emergency medicine residency program at the University of Maryland Medical System, where he served as Chief Resident. Dr. Tyndall received his Master of Science degree in health services management and health policy from Columbia University and his Bachelor of Science degree in chemistry from The George Washington University. He is an elected member of the Alpha Omega Alpha Honor Society and the Gold Humanism Honor Society. Dr. Tyndall also served on the administrative board of the Council of Deans of the Association of American Medical College from 2022 to 2024. He has published and lectured extensively nationally and internationally in emergency medicine and has active research interests in acute brain injury. He is an editor of the 11th edition of a leading textbook in emergency medicine, Rosen’s Emergency Medicine; Concepts and Clinical Practice. Dr. Tyndall’s qualifications to serve on our Board of Directors include his extensive experience with the field of emergency medicine and trauma care, his knowledge of the healthcare industry, medical systems and hospitals, considerable leadership experience, and deep engagement with topics within health services research, science and medicine.
Kathy Weiler has served on our Board of Directors since December 2023. She is the Chief Transformation Officer at Solventum, leading one of the largest medtech transformations in the industry. She oversees the Transformation Office and leads Global Business Services for Solventum. Previously, Ms. Weiler was Amwell’s Executive Vice President, Chief Commercial and Growth Officer. In her role, she oversaw the company’s growth strategy, driving strategic initiatives and leading business development, sales and account management, commercial enablement, marketing, and strategic and channel partnership teams. Prior to Amwell, Ms. Weiler served as Chief Consumer Officer at Optum, where she led consumerism across the enterprise. Preceding that, she was Chief Consumer Strategy Officer at UnitedHealth Group and the Chief Marketing and Experience Officer of Optum Health, leading marketing efforts for Optum Care and Optum’s Population Health Solutions, Complex Care Management, Medical Benefits Management, Behavioral Health, Prevention and Financial Services businesses. Ms. Weiler also served as Chief Marketing and Product Officer at Blue Cross and Blue Shield of Massachusetts, where she drove strategic growth and retention business objectives. Ms. Weiler spent her earlier career with multiple financial services organizations. She was Chief Marketing Officer of Fidelity Investments FAS business and held senior marketing leadership roles at BNY Mellon/Pershing and The Hartford. Ms. Weiler holds a Bachelor of Arts degree from Bowdoin College and a Master of Arts degree in International Economics and Finance from Brandeis University. Ms. Weiler’s qualifications to serve on our Board of Directors include her broad healthcare industry knowledge and extensive healthcare marketing and commercialization experience.
Amy Wendell has served as a member of our Board of Directors since September 2016 and Lead Independent Director from May 2018 through August 2024. From January 2016 through April 2019, Ms. Wendell was a senior advisor for the healthcare investment banking practice of Perella Weinberg Partners (“PWP”). Her scope of responsibilities involved providing guidance and advice with respect to mergers and acquisitions and divestitures for clients and assisting PWP in connection with firm-level transactions. From 2015 until October 2018, Ms. Wendell served as a senior advisor for McKinsey and Company’s (“McKinsey”) strategy and corporate finance practice and as a member of McKinsey’s transactions advisory board to help define trends in mergers and acquisitions, as well as help shape McKinsey’s knowledge agenda. From 1986 until January 2015, Ms. Wendell held various roles of increasing responsibility at Covidien plc (“Covidien”) (including its predecessors, Tyco Healthcare and Kendall Healthcare Products), in engineering, product management and business development. From December 2006 until Medtronic plc’s acquisition of Covidien in January 2015, Ms. Wendell served as Covidien’s Senior Vice President of Strategy and Business Development, where she managed all business development, including acquisitions, equity investments, divestitures and licensing/distribution, and led Covidien’s strategy and portfolio management initiatives. Ms. Wendell is a member of the board of directors of Hologic, Inc., a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products with a strong position in women’s health; Baxter International, Inc., a leading global medical products company and Solventum Corp., the 2024 healthcare spin-off by 3M. Ms. Wendell holds a Master of Science degree in biomedical engineering from the University of Illinois and a Bachelor of Science degree in mechanical engineering from Lawrence Institute of Technology (n/k/a Lawrence Technological University). Ms. Wendell’s qualifications to serve on our Board of Directors include her broad healthcare management and governance experience, and her knowledge of healthcare policy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE EIGHT DIRECTOR NOMINEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1.
CORPORATE GOVERNANCE
Director Independence
Our Board of Directors currently consists of eight directors: Paul Thomas (Chairman), Michael Dale, William Burke, John H. Johnson, Alan M. Levine, Joseph Tyndall, Kathy Weiler and Amy Wendell. Following the 2025 Annual Shareholder Meeting, the board size was reduced to eight directors with Guido Neels’ voluntary decision to not stand for re-election.
In determining whether our directors and director nominees are independent, we use the definition of independence provided in Rule 5605(a)(2) of the Nasdaq Stock Market’s (“Nasdaq”) Marketplace Rules. Under this definition of independence, we determined that Messrs. Burke, Johnson, Levine, Thomas, Tyndall and Neels (through his resignation date from the Board) and Mses. Weiler and Wendell are independent. Mr. Dale is not independent because he serves as an executive officer of the Company. Each member of our Audit Committee, Compensation Committee and Governance, Nominating and Sustainability Committee also meets the heightened independence standards under the applicable Nasdaq independence rules.
Attendance at Meetings
Our Board of Directors met nine times during 2025, either in person or by teleconference, and acted by written consent on one occasion. During 2025, each member of our Board of Directors attended at least 90% of the aggregate of all meetings of our Board of Directors and of all meetings of committees of our Board of Directors on which such member served that were held during the period in which such director served.

We expect our directors to attend the Annual Meeting of Shareholders. In 2025, all of our then current directors were in attendance telephonically at the 2025 Annual Meeting of Shareholders.
Board Leadership Structure
Our Board of Directors is responsible for overseeing the business, property and affairs of Axogen. Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its committees.

Mr. Dale, our CEO and President, also serves as a director on our Board, and Paul Thomas serves as our Chairman. Previously, the former CEO was also Chairman. Following the appointment of Mr. Dale as CEO, our Board believes that it was in the best interest of the shareholders to appoint Mr. Thomas as Chairman due to his executive experience as the former CEO of LifeCell Corporation. While our Bylaws and corporate governance guidelines do not require that our Chairman of the Board of Directors and CEO positions be separate, our Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board of Directors is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Mr. Thomas, as Chairman, facilitates the functioning of the Board of Directors independently of the Company’s management and provides independent leadership to the Board of Directors. The Chairman had the following responsibilities:
•providing leadership to ensure that the Board functions independently of management of the Company and other non-independent directors;
•providing leadership to foster the effectiveness of the Board;
•working with the directors to ensure that the appropriate committee structure is in place and assisting the Governance, Nominating and Sustainability Committee in making recommendations for appointments to such committees;
•recommending items for consideration on the agenda for each meeting of the Board;
•commenting on the quality, quantity and timeliness of information provided by management to the independent directors; and
•chairing Board meetings, including providing adequate time for discussion of issues, facilitating consensus, encouraging full participation and discussion by directors and confirming that clarity regarding decision-making is reached and accurately recorded; in addition, chairing each Board meeting at which only outside directors or independent directors are present; consulting and meeting with any or all of the independent directors, at the discretion of either party and with or without the attendance of the CEO, and representing such directors, where necessary, in discussions with management of the Company on corporate governance issues and other matters; and working with the CEO to ensure that the Board is provided with the resources, including external advisers and consultants to the Board as considered appropriate, to permit it to carry out its responsibilities and bringing to the attention of the CEO any issues that are preventing the Board from being able to carry out its responsibilities.
Risk Oversight by our Board of Directors
Our Board of Directors takes an active role in risk oversight related to Axogen and primarily administers its role during Board of Directors and committee meetings. During regular meetings of our Board of Directors, members of our Board of Directors discuss the operating results for each fiscal quarter. These meetings allow the members of our Board of Directors to analyze any significant financial, operational, competitive, economic, regulatory and legal risks of our business model, as well as how effectively we implement our goals.
During regular Audit Committee meetings, Audit Committee members discuss the financial results for the most recent fiscal quarter with our independent auditors and our Chief Financial Officer (“CFO”). Our Audit Committee also meets with, and provides guidance to, our independent auditors outside the presence of management and oversees and reviews with management the liquidity, capital needs and allocation of our capital, our funding needs and other finance matters. In addition, our Audit Committee reviews our healthcare compliance, information technology and disaster recovery capabilities, risk management programs and treatment of whistleblower complaints regarding internal accounting, accounting controls or audit matters. Our Audit Committee also oversees the management of risks from cybersecurity threats, including the policies, standards, processes and practices that the Company’s management implements to address the risks from cybersecurity threats. These discussions and processes allow the members of our Audit Committee to analyze any significant risks that could materially impact the financial health of our business.

In furtherance of its risk oversight responsibilities, our Compensation Committee has oversight of the Company’s culture and human capital management, and has evaluated our overall compensation policies and practices for our employees to determine whether such policies and practices create incentives that could reasonably be expected to affect the risks faced by us and our management has concluded that the risks arising from our policies and practices are not reasonably likely to have a material adverse effect on the Company.

Our Governance, Nominating and Sustainability Committee is charged with helping the Board of Directors ensure that we are adopting good governance practices, which help minimize business risks and promote shareholder value by ensuring that our Board possesses the right skills for our business.
Additionally, given the nature of our business, our Quality, Compliance and Portfolio Management Committee has oversight over quality, and regulatory compliance matters, and innovative portfolio management. Our Quality, Compliance, and Portfolio Management Committee has primary oversight over our regulatory compliance with the U.S. Food and Drug Administration (“FDA”) and other governing bodies.
Board Committees
The standing committees of Axogen’s Board of Directors and the respective members are listed below. The charters of each committee are posted on our website at http://ir.axogeninc.com/governance-docs. The information contained on our website, or on other websites linked to our website, is not part of this document. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Committee	Members
Audit Committee	Messrs. Burke (Chairman) and Levine and Ms. Wendell
Compensation Committee	Ms. Wendell (Chairman) and Messrs. Johnson and Levine
Governance, Nominating and Sustainability Committee	Ms. Weiler (Chairman), Mr. Burke and Dr. Tyndall
Quality, Compliance and Portfolio Management Committee	Mr. Johnson (Chairman), Dr. Tyndall and Ms. Weiler
____________
(1)Following the 2025 Annual Shareholder Meeting, Mr. Neels’ service on the Board ended. Mr. Neels was a member of the Compensation and Governance, Nominating and Sustainability Committees which were reduced to three members upon his departure.
Audit Committee
The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended (“the Exchange Act”). In the opinion of the Board of Directors, each of the members of the Audit Committee has both business experience and an understanding of accounting principles generally accepted in the United States (“U.S. GAAP”) and financial statements enabling them to effectively discharge their responsibilities as members of the Audit Committee. The members of our Audit Committee meet the independence requirements under Nasdaq and U.S. Securities Exchange Commission (“SEC”) rules. Moreover, the Board of Directors has determined that each of Messrs. Burke and Levine and Ms. Wendell is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC, as amended. The Audit Committee is primarily focused on the integrity of our financial statements, systems of internal accounting controls, the internal and external audit process and the process of monitoring compliance with laws and regulations, including cybersecurity matters.
The Audit Committee is responsible for, among other things:
•Overseeing the risks relating to the accounting and financial reporting process of the Company and the audits of the Company’s financial statements;

•Meeting regularly with management to review and discuss the financial risks management processes, including compliance with Sarbanes-Oxley and related internal controls and procedures, disclosure controls and procedures and accounting and reporting compliance as well as other compliance matters;
•Overseeing the assessment and effectiveness of the Company’s internal control environment and the internal audit function, including the annual internal audit plan;
•Providing oversight for the Company’s compliance programs which include healthcare, legal, information technology, data privacy and disaster recovery capabilities;
•Providing oversight for the Company’s cybersecurity policies, standards, processes and practices; and
•Reviewing the results of management’s investigation into any noncompliance with healthcare, legal, technology and regulatory matters.
Our Audit Committee held five meetings during 2025.
Compensation Committee
Our Compensation Committee determines and periodically evaluates the various levels and methods of compensation for our directors, officers and employees, and is responsible for establishing executive compensation and administering the Axogen, Inc. Fourth Amended and Restated 2019 Long-Term Incentive Plan (the “A&R 2019 Plan”), the Axogen, Inc. Amended and Restated 2017 Employee Stock Purchase Plan (the “2017 ESPP”) and the Axogen, Inc. Inducement Equity Incentive Plan (the “Inducement Plan”).
The Compensation Committee is responsible for, among other things:
•periodic review of our compensation philosophy and the design of our compensation programs;
•establishing and overseeing our incentive and stock-based compensation plans;
•reviewing and approving the compensation of directors and executive officers;
•at least annually, establishing and reviewing our CEO’s management objectives, conducting the CEO’s performance evaluation and communicating the outcomes to our Board of Directors;
•reviewing and approving payouts to participants as proposed by our CEO under our compensation plans;
•reviewing and approving, for our CEO and our other executive officers, when and if appropriate, employment agreements, severance agreements, change in control provisions/agreements and any severance or similar termination payments proposed to be made to any of our current or former executive officers;
•in consultation with senior management, overseeing regulatory compliance with respect to compensation matters;
•preparing the annual report on executive compensation required to be included in our annual proxy statement; and
•reviewing and discussing with management human capital management matters and assisting the Board of Directors in its oversight of the Company's policies relating to culture and human capital management.
The Compensation Committee may delegate its powers under the A&R 2019 Plan to one or more directors (including a director who is also one of our officers) and may authorize one or more officers to grant awards under the A&R 2019 Plan, except that the Compensation Committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Exchange Act. The Compensation Committee’s ability to delegate its powers is also limited by the rules of the Nasdaq Stock Market on which Axogen’s shares of common stock are listed. The Compensation Committee has delegated to each of the Company’s CEO, CFO, and General Counsel (“GC”), the authority to grant awards to, and exercise discretion with respect to, individuals who are not Section 16 officer under the Exchange Act (as defined in the A&R 2019 Plan) pursuant to the terms of the forms of agreements under the A&R 2019 Plan with no further action by the Compensation Committee.

The Compensation Committee, on February 19, 2024, adopted the Inducement Plan and reserved 100,000 shares of common stock for issuance as awards under the plan. Awards under the plan are intended to qualify as an employment inducement grant under Nasdaq Listing Rule 5635(c)(4).
Since May 2016, our Compensation Committee has engaged Aon’s Talent Solutions practice, a division of Aon plc, (“Aon”) as its compensation consultant, for the purpose of advising upon executive and director compensation. The Compensation Committee has reviewed the independence of Aon’s advisory role relative to the six independence factors for consultants adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisors. Following its review, the Compensation Committee concluded that Aon did not have any conflicts of interest and provided the Compensation Committee with objective and independent executive compensation advisory services.
Aon was engaged in 2025 to provide the Compensation Committee with an analysis of Axogen’s compensation for its executive officers, officers, and directors, focusing on all compensation components including base salary, bonus, equity, director retainers and fees and committee fees. Aon conducted a thorough review of Axogen’s most relevant comparative companies, and analyzed base salary, bonus, equity, retainers, and all other compensation components in relation to Axogen’s peer group.
Our Compensation Committee held four meetings and acted by written consent seven times during 2025.
Governance, Nominating and Sustainability Committee
The Governance, Nominating and Sustainability Committee is responsible for providing oversight in relation to the corporate governance of the Company and also identifies director nominees for election to fill vacancies on our Board of Directors. Nominees are approved by the Board of Directors on recommendation of the Governance, Nominating and Sustainability Committee. In evaluating nominees, the Governance, Nominating and Sustainability Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to board responsibilities. Candidates should also satisfy such other particular requirements that the Governance, Nominating and Sustainability Committee may consider important to our business at the time. When a vacancy occurs on the Board of Directors, the Governance, Nominating and Sustainability Committee will consider nominees from all sources, including shareholders, nominees recommended by other parties, and candidates known to the directors or our management. The best candidate from all evaluated will be recommended to the Board of Directors to consider for nomination. No material changes have been made to the procedures by which shareholders may recommend nominees to our Board of Directors.
The Governance, Nominating and Sustainability Committee is responsible for, among other things:
•reviewing and making recommendations to the Board of Directors, regarding the Company’s policy and performance in relation to sustainability-related matters, including resource efficiency and health and safety; and
•assisting in setting sustainability performance goals and assessing achievement of such goals if requested by the Compensation Committee.
Our Governance, Nominating and Sustainability Committee held four meetings during 2025.
Quality, Compliance and Portfolio Management Committee
The Quality, Compliance and Portfolio Management Committee assists the Board in fulfilling its oversight responsibilities with respect to quality, regulatory compliance matters and portfolio management.

The Quality, Compliance and Portfolio Management Committee oversees the following:
•risk management in the areas of product quality and safety, including but not limited to, reviewing the adequacy and effectiveness of the Company’s strategies for compliance with laws and regulations, the safety and quality of the Company’s products, and the impact of changes in global regulatory requirements;
•coordination with the Audit Committee on its oversight of quality and compliance issues and has primary oversight responsibility for areas of non-financial, regulatory compliance; and
•the Company’s innovation portfolio, including implementation of portfolio management, oversight of grants both to the Company and from the Company to third parties, review of the competitive position of the Company’s portfolio, and review of the Company’s response to any identified technological vulnerabilities involving its products and services.
Our Quality, Compliance and Portfolio Management Committee held two meetings during 2025.
Corporate Governance Guidelines
Our Board of Directors adopted and approved a set of Corporate Governance Guidelines. The guidelines set forth the practices our Board follows with respect to, among other things, the composition of the Board and Board committees, director responsibilities, director continuing education, and performance evaluation of the Board. The guidelines are posted on our website at http://ir.axogeninc.com/governance-docs.
Some of the governance practices included in the Corporate Governance Guidelines include the following:
Protections Against Overboarding
We endeavor to have our directors not be over committed and have sufficient time to fulfill their duties and responsibilities on our Board of Directors. Effectively, directors are required to limit the number of other public company boards on which they serve so that they are able to devote adequate time to their duties to the Company, including preparing for and attending meetings. Prior to accepting or resigning from any position on the board of directors of any organization, whether for-profit or not-for-profit, current directors are required to notify the Governance, Nominating and Sustainability Committee. The Governance, Nominating and Sustainability Committee may take into account the nature of, and time involved in a director’s service on other boards and/or committees in evaluating the suitability of a director’s service on the board of directors.
Resignation Offered at Age 75
Longer serving directors have valuable insight about our business, operations, history, policies and objectives. Our Board of Directors does not currently believe that a mandatory retirement age for directors is appropriate, and that continued service by a particular director may be in the best interests of the Company and our shareholders. However, as set forth in the Governance, Nominating and Sustainability Committee charter, when a director reaches the age of 75 years, such director should volunteer to not stand for re-election and, in the event that such director remains on the Board of Directors, such director should continue to volunteer to not stand for re-election in each and every year following the attainment of the age of 75.
Director Approval
Our directors are elected by a plurality vote. Votes cast by the shareholders are entitled to vote at the Meeting. A plurality vote means that the directors who receive the most votes in an election, though not necessarily a majority, will be elected. However, pursuant to our Corporate Governance Guidelines, directors who receive more “withhold” votes than “for” votes will be required to tender their resignation, which the Board will be required to consider. The Board will consider the resignation and determine within sixty (60) days of the certification of the shareholder vote whether to accept such resignation. If the Board determines not to accept the resignation, the Board’s determination and reasons for not accepting the resignation will be reported on a Form 8-K.

Director Nominations
Director nominees are approved by our Board of Directors on recommendation of our Governance, Nominating and Sustainability Committee. In evaluating nominees, our Governance, Nominating and Sustainability Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to board responsibilities. Candidates should also satisfy such other particular requirements that our Governance, Nominating and Sustainability Committee may consider important to our business at the time. In accordance with our Governance, Nominating and Sustainability Committee charter and policies included therein, characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to our Board of Directors. In evaluating the suitability of individual directors, our Board of Directors takes into account many factors, including: (i) general understanding of marketing, finance, and other disciplines relevant to the success of a small publicly traded medical device company in today’s business environment; (ii) understanding of the Company’s business and technology; (iii) educational and professional background; (iv) personal accomplishment; and (v) geographic diversity. Our Board of Directors evaluates each individual in the context of our Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience.
In addition, in accordance with our Governance, Nominating and Sustainability Committee charter and policies included therein, when a vacancy occurs on our Board of Directors, our Governance, Nominating and Sustainability Committee will consider nominees from all sources, including shareholders, nominees recommended by other parties, and candidates known to our directors or our management. The best candidate(s) from all evaluated will be recommended to our Board of Directors to consider for nomination.
Shareholders wishing to recommend a director nominee to our Governance, Nominating and Sustainability Committee may do so by sending to our Governance, Nominating and Sustainability Committee, on or before January 1 of each year, the following information: (i) name of the candidate and a brief biographical sketch and resume; (ii) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (iii) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held. Such recommendation should be addressed to Governance, Nominating and Sustainability Committee, c/o General Counsel, Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615. No candidates for director nominations were submitted to our Governance, Nominating and Sustainability Committee by any shareholder in connection with the Meeting.
Board Skills and Experience Matrix
Our Board of Directors has taken a thoughtful approach to board composition to ensure that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and that enable them to provide oversight of management to ensure accountability to our shareholders. The Board of Directors and the Governance, Nominating and Sustainability Committee believe the skills, qualities, attributes, experience and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our shareholders.

The following is a summary of relevant skills and qualifications of our existing directors:

Skill	Paul Thomas	Michael Dale	William Burke	John H. Johnson	Alan M. Levine	Joseph Tyndall	Kathy Weiler	Amy Wendell
Clinician/Physician					✓	✓
Digital Patient Activation				✓		✓	✓
Finance/Risk Management	✓	✓	✓	✓	✓			✓
Global Experience		✓	✓	✓			✓	✓
Healthcare Marketing	✓	✓		✓	✓	✓	✓	✓
HR/Health and Safety		✓		✓		✓
Innovation/Technology	✓	✓	✓				✓	✓
Operating/Manufacturing		✓	✓	✓
Payer/Provider		✓			✓	✓	✓
Public Board Experience	✓	✓	✓	✓				✓
Public Policy/Government Relations		✓		✓	✓	✓
QA/Regulatory/Compliance	✓	✓		✓		✓		✓
Senior Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓
Strategy/M&A Transactional	✓	✓	✓	✓	✓		✓	✓
Shareholder Communications with our Board of Directors
Shareholders may send written communications to the attention of our Board of Directors. Any shareholder who would like to communicate with our Board of Directors, or one or more of our directors, may send a letter addressed to: Board of Directors, c/o General Counsel, Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615. Our General Counsel has been instructed by our Board of Directors to promptly forward all communications received to our full Board of Directors, or the individual members of our Board of Directors specifically addressed in the communication.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors on the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Non-Employee Director Equity Ownership Guidelines
The Board of Directors has adopted the non-employee director equity ownership guidelines upon the recommendation of the Compensation Committee of the Board (the “Equity Ownership Guidelines”). Under the Equity Ownership Guidelines, each non-employee director is required to hold an equity interest with respect to the Company’s common stock with a value equal to at least three times their annual retainers, excluding any committee retainers or other fees they may receive. For the purpose of determining equity ownership levels, shares owned by the non-employee director or their immediate family members residing in the same household or through trusts and shares of the Company’s common stock underlying vested stock options held by the non-employee director to the extent such options are “in-the-money” are included. Unvested shares and shares subject to unvested options or other awards do not count towards satisfaction of the guidelines.
Each non-employee director is required to achieve the applicable level of ownership within five years of the later of the date the Equity Ownership Guidelines were amended (February 2022) or the date the non-employee director was initially designated as a non-employee director of the Company. If a non-employee director falls out of compliance, they have one year to increase their equity ownership and regain compliance.

As of December 31, 2025, each of our non-employee directors, with the exception of Mr. Burke, meets the required level of ownership under the Equity Ownership Guidelines. Mr. Burke is expected to be in compliance with the Equity Ownership Guidelines by the requirement deadline detailed above.
A current copy of our Non-Employee Director Equity Ownership Guidelines is posted on our website at http://ir.axogeninc.com/governance-docs.
Code of Business Conduct and Ethics
The Board of Directors adopted a Code of Business Conduct and Ethics and Whistleblower Policy that applies to our employees (including our principal executive officer, CFO and other members of our finance and administration department) and our directors. This Code of Business Conduct and Ethics satisfies the “Code of Ethics” requirements under the Sarbanes-Oxley Act of 2002 as well as the “Code of Conduct” requirements under the Market Place Rules of the Nasdaq Stock Market. The Code of Business Conduct and Ethics, among other things, addresses issues relating to conflicts of interests, including internal reporting violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct; full, fair, accurate, timely, and understandable public disclosures; compliance with applicable laws and regulations; and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Anonymous reports are permitted under the Whistleblower Policy, and the procedures for doing so are set therein. Any waivers or approvals granted under this Code of Business Conduct and Ethics with respect to our executive officers and directors may be granted only by the Board of Directors.
The Code of Business Conduct and Ethics is posted on our website https://ir.axogeninc.com/governance-docs that is applicable to all employees and directors. We will provide copies of our Code of Business Conduct and Ethics without charge upon request. To obtain a copy, please visit our website or send your written request to Investor Relations, 13631 Progress Blvd., Suite 400, Alachua, FL 32615. With respect to any amendments or waivers of this Code of Business Conduct and Ethics (to the extent applicable to our CEO, CFO, controller or persons performing similar functions), we intend to either post such amendments or waivers on our website.
Clawback Policy
The Board of Directors adopted a compensation recoupment policy (the “Clawback Policy”) in 2023, in compliance with rules set by the SEC and Nasdaq. The Clawback Policy provides that in the event that the Company’s financial statements are restated, the Board of Directors (or any Committee to which authority is delegated by the Board of Directors) will act to recoup incentive compensation paid to the Company’s executive officers and certain other employees determined to have been paid in excess of or in error based on the restated results. The Clawback Policy was listed as an exhibit to our 2025 Annual Report
Insider Trading Policy
The Board of Directors has adopted an Insider Trading Policy (the “Insider Trading Policy”) governing the purchase, sale and other dispositions of the Company’s securities by directors, officers, employees and other persons that are reasonably designed to promote compliance with insider trading laws, rules and regulations of the SEC and the Nasdaq listing standards applicable to the Company. The Insider Trading Policy was listed as an exhibit to our 2025 Annual Report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Person Transactions
In accordance with our Audit Committee Charter, our Audit Committee reviews and approves (with the concurrence of a majority of the disinterested members of our Board of Directors) any related-party and affiliated-party transactions. Our Code of Business Conduct and Ethics generally addresses such situations as to conflicts of interest and is the starting basis for disclosure and review. The Code of Business Conduct and Ethics provides that a conflict situation can arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers and their family members by the Company may create conflicts of interest.
In addition, the Code of Business Conduct and Ethics provides that all related person transactions that meet the minimum threshold for disclosure in a proxy statement under the relevant SEC rules must be reported to and approved by the Audit Committee. Company officers and directors are required to bring promptly to the attention of our CFO or General Counsel any transaction or series of transactions that may result in a conflict of interest between that person and the Company. The Company CFO on a continuous basis, and annually, reviews with Company accounting personnel any situations that appear to have a conflict. Following any disclosure or discovery, our CFO or GC will then review with the Chairman of our Audit Committee the relevant facts disclosed by the officer or director in question or the uncovered situation. After this review, the Chairman of the Audit Committee and the CFO or GC determines whether the matter should be brought to the Audit Committee or the full Board of Directors for approval. In considering any such transaction, the Audit Committee or the Board of Directors, as the case may be, will consider various relevant factors, including, among others, the reasoning for the Company to engage in the transaction, whether the terms of the transaction are at arm’s length and the overall fairness of the transaction to the Company. If a member of the Audit Committee or the Board of Directors is involved in the transaction, he or she will not participate in any of the discussions or decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.
Related Person Transactions
Periodically, the Company may make contributions to the Global Nerve Foundation (“GNF”), a related party, due to certain executives of the Company being members of GNF’s board of directors. Marc Began, the Company’s Executive Vice President and General Counsel, and Erick DeVinney, the Company’s Chief Innovation Officer, served on GNF’s board of directors during the year ended December 31, 2025. GNF was incorporated in 2021 exclusively for charitable, educational, and scientific purposes and qualifies under Internal Revenue Code 501(c)(3) as an exempt private foundation. Under its charter, GNF engages in activities that focus on improving the awareness and care of patients with peripheral nerve injuries through grants, contributions and other appropriate means. GNF is a separate legal entity and is not a subsidiary of the Company. On July 20, 2024, the Company entered into a Qualified Founding Partner Agreement (the “Agreement”) which grants certain benefits to the Company related to GNF's programming and marketing. The Agreement terminates on December 31, 2031. The Company may terminate the Agreement early by giving notice of termination between January 2 and January 31 in any calendar year; however, if the Company terminates the Agreement early, it will be required to make the next two payments per the payment schedule in a total amount not to exceed $100,000. Per the terms of the Agreement, the Company contributed $100,000 to GNF during the year ended December 31, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2026, by each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; each of our directors; each of our named executive officers and all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and such shares are not subject to any pledge. Shares of common stock underlying options held by a person that are currently exercisable, or exercisable within 60 days of April 1, 2026, and restricted stock units (“RSUs”) and performance stock units (“PSUs”) that may vest and settle within 60 days of April 1, 2026, are considered outstanding and to be beneficially owned by the person holding such option, RSU and/or PSU for purposes of computing such person’s percentage ownership but are not considered outstanding for the purpose of computing the percentage ownership of any such person. Percentage of ownership is based on 53,177,824 of common stock outstanding on April 1, 2026. Unless otherwise specified, the address of each beneficial owner is c/o Axogen, Inc., 13631 Progress Blvd., Suite 400 Alachua, FL 32615.

		Number of Shares
	Number of Shares	Underlying Options,
	Beneficially Owned	RSUs and PSUs
	(including shares	Currently Exercisable or
	reflected in the	Exercisable within 60 days	Percent of Shares
Name of Beneficial Owner	third column)	of April 1, 2026	Outstanding (%)
First Light Asset Management, LLC (1)	5,940,632	—	11.17%
BlackRock, Inc. (2)	3,342,773	—	6.29%
William Burke	100	—	*
John H. Johnson	57,697	57,697	*
Alan M. Levine	140,516	103,773	*
Paul Thomas	112,494	102,435	*
Joseph Tyndall	32,311	32,311	*
Kathy Weiler	21,825	21,825	*
Amy Wendell	154,762	60,936	*
Michael Dale	63,537	—	*
Lindsey Hartley	66,197	5,463	*
Marc Began	117,635	67,500	*
Erick DeVinney	432,819	195,038	*
Jens Kemp	113,951	45,000	*
All directors and executive officers as a group (12 persons)	1,313,844	691,978	2.44%
____________
*Less than 1%.
(1)This information is based solely on a review of Schedule 13G/A filed on November 14, 2025, with the SEC by First Light Asset Management, LLC (“First Light”) and Mathew P. Arens (“Mr. Arens”). The Schedule 13 G/A states that First Light and Mr. Arens have shared voting power with respect to 5,768,632 shares, shared dispositive power with respect to 5,768,632 shares sole voting power with respect to 172,000 shares and sole dispositive power with respect to 172,000 shares. First Light may be deemed to be the beneficial owner of these shares because it acts as an investment adviser to certain persons holding separately managed accounts with First Light and to certain private funds. Mr. Arens may also be deemed to be the beneficial owner of these shares because he controls First Light in his position as managing member and majority owner of First Light. The principal business address of First Light and Mr. Arens is 3300 Edinborough Way, Suite 201, Edina, Minnesota 55435.
(2)This information is based solely on a review of Schedule 13G/A filed on January 26, 2024, with the SEC by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power with respect to 3,300,684 shares and sole dispositive powers with respect to 3,342,773 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this report anyone who filed a required report late during our most recent fiscal year.
Based on our review of forms we received or written representations from reporting persons, we believe that all reports of securities ownership and changes in such ownership required to be filed during the year ended December 31, 2025 were timely filed, except for Form 4s for Dr. Tyndall’s sale of 2,525 shares of Axogen common stock, which was inadvertently not reported timely, due to an administrative oversight, and Ms. Hartley’s receipt of an equity grant of 26,000 RSUs in connection with her promotion to CFO, due to the timing of the availability of SEC filing credentials for Ms. Hartley.
Equity Compensation Plan Information
The following table summarizes, with respect to the Company’s equity compensation plans, the number of shares of the Company’s common stock to be issued upon exercise of outstanding options, warrants and other rights to acquire shares of common stock, the weighted-average exercise price of these outstanding options, warrants and rights and the number of shares of common stock remaining available for future issuance under the Company’s equity compensation plans as of December 31, 2025.

Plan Category	Number of Securities to Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by security holders (2)	6,187,097	11.28	4,833,771
Equity compensation plans not approved by security holders (3)	929,700	8.34	61,300
Total	7,116,797	11.06	4,895,071
__________
(1)Amounts include the number of shares to be issued at target for PSUs. Actual number of shares issued will vary from 0% - 200% dependent on the award agreement and achievement.
(2)On or before April 1, 2026, an additional 1,053,099 shares were granted or reserved, net of forfeitures, as equity compensation under the A&R 2019 Plan. 3,780,672 shares remain available for issuance as of April 1, 2026.
(3)As of December 31, 2025, 168,700 non-qualified stock options, 253,000 RSUs and 508,000 PSUs have been granted and are outstanding. The PSUs outstanding reflect the targeted number of PSUs expected to be earned based on meeting certain defined performance goals. The actual number of PSUs earned could range from 0% to 200% of such targeted number. The awards were granted as inducements material to new employees entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

The Board of Directors, on March 4, 2024, adopted the Inducement Plan and reserved 100,000 shares of common stock for issuance as awards under the Inducement Plan. Awards under the Inducement Plan are intended to qualify as an employment inducement grant under Nasdaq Listing Rule 5635(c)(4); 61,300 shares remain available as of April 1, 2026.

The Board of Directors, on August 7, 2024, approved up to 1,050,000 shares of common stock for issuance upon the settlement of 1,050,000 PSUs that were granted to a new CEO to induce him to accept employment by the Company. This award is intended to qualify as an employment inducement grant under Nasdaq Listing Rule 5635(c)(4).

EXECUTIVE OFFICERS
For Mr. Dale’s biography, see “Proposal 1 – Election of Directors” above.
Lindsey Hartley has served as Chief Financial Officer since May 2025. Ms. Hartley has over 19 years of financial leadership experience, with significant expertise in corporate finance, accounting and financial reporting within the healthcare and medical device sectors. Ms. Hartley joined Axogen in October 2021 as Vice President, Corporate Controller, prior to being promoted to Chief Financial Officer in May 2025. Prior to Axogen, she served as VP of Finance, Accounting and Human Strategy at VERO Biotech, an emerging biotechnology company focused on innovative nitric oxide delivery systems. Earlier in her career, Ms. Hartley held controller positions at Brookhaven Medical, a medical device manufacturing company specializing in peripheral vascular and regenerative medicine products and held management roles at Bluegreen Vacations and as an audit manager at EY. Ms. Hartley holds a Bachelor of Science in Accounting from the University of South Florida and is a Certified Public Accountant.
Marc Began has served as Executive Vice President, General Counsel and Chief Compliance Officer since March 2023. Mr. Began brings more than 25 years of experience representing life science companies as in-house and external counsel. From June 2018 until its acquisition in December 2022 by Johnson and Johnson, Inc. (NYSE: JNJ), Mr. Began served as Executive Vice President, General Counsel and Secretary of Abiomed, Inc. (Nasdaq: ABMD), a publicly traded med-tech company specializing in heart, lung and kidney recovery and was responsible for leading its legal, compliance and business development functions. While at Abiomed, Mr. Began oversaw the acquisitions of new companies and new products. From August 2017 to June 2018, Mr. Began was Vice President of Legal and Intellectual Property at Boehringer Ingelheim, a privately held pharmaceutical and biologics company, where he was responsible for medical device, pharmaceutical and biologic legal and intellectual property issues. Before joining Boehringer Ingelheim, Mr. Began held various positions of increasing responsibility over a 15-year period at Novo Nordisk (NYSE: NVO), a publicly traded company specializing in metabolic and endocrinological diseases. Prior to becoming an in-house lawyer for Novo Nordisk, Mr. Began was in private practice at the law firms of Sullivan & Cromwell LLP and White & Case LLP in New York, where he handled a broad range of legal matters, including litigation, intellectual property, corporate transactions and regulatory and compliance for private and public companies. Mr. Began also serves as a board member of GNF. Mr. Began earned a Juris Doctor degree from Albany Law School at Union University and holds a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute.
Erick DeVinney has served as Chief Innovation Officer since January 2024 and joined Axogen in April 2007. During his tenure he has held positions of progressive responsibility in clinical research, research and development, product development, medical education and medical affairs. Mr. DeVinney has more than 18 years of experience driving innovation in peripheral nerve injury diagnosis and repair, including clinical and regulatory development strategies, portfolio development and scientific thought leadership. He has a diverse background, including academic research and the development of tissue technologies, medical devices, pharmaceuticals and biologics. Mr. DeVinney has been involved in research at the Virginia Commonwealth University Medical College of Virginia Hospitals, University of Utrecht, National Clinical Research, PRA International and Angiotech. He has been involved in the successful submission of numerous integrated environment development applications, new drug applications, biologics license applications and FDA 510(k) applications. Mr. DeVinney also serves as a board member for GNF. Mr. DeVinney has a Bachelor of Science degree in chemistry from Virginia Commonwealth University.
Jens Kemp has served as Chief Marketing Officer since February 2023. Mr. Kemp brings more than 16 years of sales, business development and marketing experience from the medical device industry to the Company. From 2013 to 2023, Mr. Kemp served as Vice President of Marketing for Ambu Inc. where he led Ambu’s marketing efforts to create the single use endoscopy market across multiple clinical applications. Following Ambu’s acquisition of King Systems in 2012, Mr. Kemp developed and scaled the U.S. marketing function with new capabilities in health economics and market access, market development and digital marketing. From 2006 to 2009, Mr. Kemp was based in Copenhagen, Denmark where he served as Corporate Business Development Manager for Ambu A/S before relocating to the U.S. in 2009 where Mr. Kemp held the position of Vice President of Corporate Business Development until 2013. Prior to joining Ambu Mr. Kemp worked as a management consultant for three years with Pera Innovation working with companies across Europe. From 2001 to 2003, Mr. Kemp was co-founder of Mindgroup, where he was responsible for sales and marketing of artificial intelligence powered decision support systems. Mr. Kemp holds a Bachelor of Arts degree in business administration and a Master of Science degree in international marketing and management from the Copenhagen Business School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy, the objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why our Compensation Committee arrived at specific compensation policies and decisions involving our named executive officers (“NEOs”) for the year ended December 31, 2025. This CD&A is intended to be read in conjunction with the tables which immediately follow, which include historical compensation data for our NEOs.
This CD&A contains forward-looking statements that are based on our current plans, considerations, expectations and determinations, including regarding future compensation programs and assumptions underlying such programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion. Actual results or events could differ materially from those described in any forward-looking statements as a result of various factors, including, without limitation, those risk factors described under Part I, Item 1A, “Risk Factors,” of our 2025 Annual Report.
This CD&A contains the non-GAAP financial measures of net income or loss before interest, income taxes, depreciation and amortization (“EBITDA”) and further excluding non-cash stock-based compensation expense (“Adjusted EBITDA”) and the net increase (decrease) in cash and cash equivalents, restricted cash, and investments, less cash flow from the issuance and repayment of long-term debt (“Operational Cashflow”) to supplement our consolidated financial measures. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with U.S. GAAP. The reconciliations of the non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP should be carefully evaluated. The reconciliation of net loss to EBITDA and Adjusted EBITDA for the years ended December 31, 2025, 2024, 2023 and 2022 can be found in Appendix A. The calculation of Operational Cashflow can be derived from our Consolidated Balance Sheets included in our Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2025, 2024, 2023, 2022 and 2021 to calculate the net increase (decrease) in cash and cash equivalents, restricted cash, and investments. The cash flows from the issuance and repayment of long-term debt can be derived from our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2025, 2024, 2023, 2022 and 2021.
The following executive officers constituted our NEOs for the year ended December 31, 2025:

Name	Age	Position(s)
Michael Dale	66	CEO and President
Lindsey Hartley	42	CFO
Marc Began	59	Executive Vice President and GC
Erick DeVinney	51	Chief Innovation Officer
Jens Kemp	49	Chief Marketing Officer
Nir Naor (1)	51	Former CFO
____________
(1)Mr. Naor ceased his position as Chief Financial Officer on May 11, 2025 and departed from the Company on July 1, 2025.

Business Highlights
We are the leading company focused specifically on the science, development and commercialization of technologies for peripheral nerve regeneration and repair. Our focus is on delivering solutions that repair nerve function and improve the quality of life for patients with peripheral nerve injuries. We offer a range of innovative, clinically proven and cost-effective repair solutions for surgeons and healthcare providers.
Full year 2025 revenue increased 20.2% compared to 2024. Our growth in 2025 is attributed to our progress in executing on our market development strategy. In 2025, we saw broad-based growth across all the markets we serve which is comprised of (i) extremities, (ii) oral maxillofacial and head and neck and (iii) breast reconstruction neurotization. For each market, positive performance was driven by improved commercial execution of our growth strategy focused on driving adoption of our nerve repair algorithm. Revenue from the distribution of our nerve repair products, Avance® (acellular nerve allograft-arwx), Avance® Nerve Graft, Axoguard Nerve Connector®, Axoguard Nerve Protector®, Axoguard HA+ Nerve Protector™, Axoguard Nerve Cap® and Avive+ Soft Tissue Matrix™ in the U.S. is the main contributor to our total reported sales and have been the key component of our growth to date. This strategy has contributed to a 19.0% and 15.3% revenue compounded annual growth rate (“CAGR”) over the last two and four years, respectively, as shown in Figure 1. The productivity of our sales force remains a priority. EBITDA, Adjusted EBITDA and Operational Cashflow were similarly positively impacted by our improved sales productivity and resource allocation as shown in Figure 2 and Figure 3, respectively.

Annual Revenue
($ in millions)
2-Year CAGR 19.0%
4-Year CAGR 15.3%

$250.0
$200.0
$150.0
$100.0
$50.0
$—
$127.4
$138.6
$159.0
$187.3
$225.2
2021
2022
2023
2024
2025
Revenue

Figure 1. Revenue CAGR over last two and four years.

EBITDA and Adjusted EBITDA
($ in millions)
$40.0
$30.0
$20.0
$10.0
$0.0
$(10.0)
$(20.0)
$(30.0)
$(40.0)
$(25.6)
$(9.3)
$(15.5)
$(1.1)
$3.9
$19.8
$(2.2)
$27.9
2022
2023
2024
2025
EBITDA
Adjusted EBITDA

Figure 2. EBITDA and Adjusted EBITDA in millions. Adjusted EBITDA is calculated as net income or loss excluding interest expense, income taxes, depreciation and amortization, investment income, non-cash stock-based compensation expense and for the 2022, litigation and related costs. The reconciliations of net income (loss) to EBITDA and Adjusted EBITDA for the years ended December 31, 2025, 2024, 2023 and 2022 can be found in Appendix A.

Operational Cash Flow
($ in millions)
$10.0
$0.0
$(10.0)
$(20.0)
$(30.0)
$(40.0)
$(35.5)
$(18.0)
$2.5
$6.0
2022
2023
2024
2025
Operational Cash Flow

Figure 3. Operational Cash Flow is calculated as the net increase (decrease) in cash and cash equivalents, restricted cash, and investments, less cash flow from issuance and repayment of long-term debt. The calculation of Operational Cashflow can be derived from our Consolidated Balance Sheets included in our Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2025, 2024, 2023, 2022 and 2021 to calculate the net increase (decrease) in cash and cash equivalents, restricted cash, and investments. The cash flows from the issuance and repayment of long-term debt can be derived from our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2025, 2024, 2023 and 2022.

Key Milestones
On December 3, 2025, the FDA approved the biologics license application for Avance as an acellular nerve scaffold for the treatment of adult and pediatric patients aged one month or older with sensory nerve discontinuity (≤25mm). The FDA granted accelerated approval to Avance for the treatment of sensory nerve discontinuity (>25mm) and mixed and motor nerve discontinuity based on extrapolation of the sensory results from our completed RECON study. Continued approval for indications of sensory nerve discontinuities (>25mm) and for mixed and motor nerve discontinuities depends on verification and description of clinical benefit in confirmatory studies.
Management completed a strategic planning exercise outlining strategic priorities and believes the Company will achieve a revenue CAGR of 15-20% over the 4-year planning period of 2025 through 2028.
Key Compensation Decisions and Outcomes in 2025
In 2025, the Compensation Committee and the Company continued to undertake a review of the appropriateness of key elements of the executive compensation program. As in prior years, the Compensation Committee made no adjustments to the pre-established performance metrics impacting either the annual incentive plan or the long-term incentive plan.

•The Compensation Committee approved equity awards for 2025 comprised of:
◦PSUs that are subject to performance goals aligned with the Company’s revenue compounded annual growth rate (“CAGR”), modified by the total shareholder return (“TSR”) relative to the TSR of companies within our industry (“Relative TSR”) over a three-year performance period from January 2025 to December 2027 that will pay out between 0% and 200% (“Revenue CAGR TSR PSUs”).
◦RSUs that are time-based and vest over four-years with 50% vesting 24 months from the award date and an additional 25.0% vesting every 12 months thereafter, subject to the NEO’s continued service through each vesting date.
◦For a more complete summary of the outstanding PSU awards, see the section entitled “Achievement of PSU Grants”.
•The Compensation Committee approved base salary increases for incumbent NEOs ranging between 1.4% and 5.6%, with a median increase of 3.6%.
•The Compensation Committee made no adjustments to annual incentive targets for incumbent NEOs.
•For the 2025 annual cash incentive, the Compensation Committee evaluated the Company’s performance against its predetermined performance metrics, including revenue cash balance targets. For our NEOs, a total of 116.79% of targeted bonus amounts were earned in 2025. For a more complete summary of the cash incentive program, see the section entitled “2025 Annual Cash Incentives”.
•The Compensation Committee reviewed the status of outstanding performance-based equity awards in 2025 and determined the following:
◦For outstanding PSU awards granted in 2023 tied to the Company’s revenue targets from 2023 through 2025 that pay out between 0% and 150% (“Revenue PSUs”), the Compensation Committee evaluated performance against the Company’s predetermined performance metrics and the final determination of the awards granted for the three-year performance period from 2023 through 2025 was evaluated in early 2026 and based on actual achievement 112.6% of the target shares were earned.
◦For PSUs that were subject to performance goals aligned with the Company’s BLA for Avance Nerve Graft with a performance period ending December 31, 2025 that pay out between 0% and 100% (the “BLA PSUs”), upon the approval of the BLA by the FDA in December 2025, such BLA PSUs were deemed achieved. For the BLA PSU awards granted in 2017, 2018 and 2019, 35% of the target awards vested in December 2025 and 35% will vest in December 2026. For the BLA PSU awards granted in February 2024, 90% of the target awards vested in December 2025.

For the BLA PSU awards granted to our CEO, Mr. Dale, in August 2024, all awards vested upon the BLA approval in December 2025.
These compensation decisions are disclosed in greater detail throughout the CD&A and are reflected in the Summary Compensation Table on page 37 and Grants of Plan-Based Awards Table on page 38.
Investor Feedback
The Compensation Committee values and continues to consider shareholder input and feedback, including the results of say-on-pay vote, on our compensation structure. The Compensation Committee determined that the structure of our executive compensation policies continues to be appropriately aligned with the achievement of Company goals and objectives and the best interests of shareholders. At our 2025 Annual Meeting of Shareholders, we received approximately 90% of votes in support of our executive compensation, excluding broker non-votes. We believe that compensation program enhancements of the past several years, the changes implemented in 2025, as well as our commitment to improved transparency in our CD&A disclosure, have resulted in a compensation program that best serves our Company, our executives, and our shareholders.
Pay Program Overview
We believe that the design and structure of our pay program, and in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of shareholders. Our compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short-term and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.
In doing so, we have selected the following framework to achieve these objectives:

Element	Objective	Key Feature and Timing
Base Salary	Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives.	Base salaries are fixed pay, set with consideration for responsibilities, market data and individual contribution.
Annual Cash Incentives	The annual cash incentive award plan is intended to motivate and reward our executives for the achievement of certain strategic goals of the Company.	In 2025, our annual incentives were based on key corporate objectives, including revenue growth and year-end cash balance.
Long-Term Equity Incentives	Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for our top executive talent.	Equity awards are typically delivered as PSUs and RSUs.

Compensation Governance
Our Compensation Committee is responsible for oversight of the Company’s compensation program and practices. A significant part of this responsibility is aligning the Company’s compensation program with the Company’s business strategies and goals, as well as the interest of our shareholders, while also mitigating excessive risk taking. To that end, the Company has committed to numerous governance practices and safeguards to ensure the compensation program does not misalign those interests.

What We Do
✔ Pay-for-performance philosophy and culture	✔ Engage an independent compensation consultant
✔ Provide an appropriate mix of performance-based and time-vesting awards to executives	✔ Appropriate stock ownership requirements for all executives and non-executive directors
✔ Strong emphasis on performance-based incentive awards	✔ Annual say-on-pay vote
✔ Responsible use of shares under our long-term incentive program	✔ Perform an annual risk assessment of our compensation program
✔ Clawback Policy	✔ Align management and shareholder interests
✔ Multi-year performance period for PSU grants
What We Don’t Do
X No hedging or pledging of Company securities	X No excessive perquisites
X No excise tax gross-ups	X No backdating or repricing of stock option awards
X No non-qualified defined contribution or other deferred compensation plans	X No guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan
X No single-trigger cash severance or bonus payments upon a change-in-control	X No changes to PSU targets subsequent to grant date
Qualified Retirement Provision
The Compensation Committee approved a provision to our equity awards granted under the A&R 2019 Plan after March of 2022 to those employees with a title of Vice President and above. This provision generally provides for continued vesting of equity awards after a specific event which is generally defined as the termination of service after attainment of age sixty with at least ten years of continuous service, provided that the executive has provided at least twelve months of advance notice of the retirement date and Vice Presidents have provided at least six months of advance notice. As of December 31, 2025, the NEOs who have been granted award agreements which contain a qualified retirement provision are Michael Dale, Lindsey Hartley, Marc Began, Jens Kemp and Erick DeVinney. Additionally, as of December 31, 2025, our former CEO, Ms. Zaderej, a former NEO Mr. Donovan, and a vice president met the service, age and notice requirements and are entitled to the qualified retirement provision benefits.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES
Executive Compensation Philosophy
As our Company has continued to evolve with rapid growth and clinical success, it has been imperative that the Compensation Committee continually evaluate and transform the executive compensation program to appropriately structure pay packages in consideration of the company’s size, investor expectations, and industry standards. Our Compensation Committee firmly believes that executive compensation should be linked to our overall performance with particular focus on driving long-term, sustainable revenue growth. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace and motivate performance in a manner that supports achievement of our corporate goals while ensuring that these programs do not encourage excessive risk-taking. We believe our executive compensation program, as presented in this CD&A, achieves these objectives.
Our compensation philosophy as adopted by our Compensation Committee is designed to pay for performance and achieve the following principal objectives:

•align our executive officers’ compensation with our business objectives and the interests of our shareholders;
•enable us to attract, motivate and retain the level of successful, qualified senior executive leadership talent necessary to achieve our long-term goals; and
•reward performance, company growth and advancement of our long-term strategic initiatives.
We carefully construct pay packages to appropriately balance fixed and variable elements to achieve the aforementioned objectives.
Consistent with our philosophy of aligning executive pay with the short-term and long-term performance of the Company and the interests of shareholders, the Company’s compensation programs are designed to provide the majority of executive compensation in the form of variable, at-risk, and incentive pay. Our 2025 pay mix is shown below in the 2025 Grants of Plan-Based Awards Table, which includes equity granted in February 2025 and for our new CFO, Ms. Hartley, in May 2025. These grants are an essential component of our fiscal year 2025 compensation program and were considered when designing our pay mix.
Compensation-Setting Process
Role of Compensation Committee
Our Compensation Committee is responsible for, among other things, overseeing our executive compensation philosophy and our executive compensation program, determining and approving the compensation for our executive officers, negotiating executive employment contracts, and helping to establish appropriate compensation for directors and other key employees. Our Compensation Committee regularly reports to our Board of Directors on its deliberations, but is ultimately responsible for compensation decisions, as described in the Compensation Committee’s Charter.
Our Compensation Committee reviews, on at least an annual basis, our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and recommends to our Board of Directors any modifications or new plans or programs. It also reviews the compensation of our executive officers and makes decisions about the various components that comprise their compensation packages.

Role of Consultants
Since May 2016, our Compensation Committee has engaged Aon to provide the Compensation Committee with a thorough analysis of our executive compensation, focusing on all compensation components. In 2025, Aon assisted the Compensation Committee with, among other things:
•Executive and director market pay analysis;
•Reviewing and modifying the compensation peer group;
•Development of 2025 executive and director pay programs; and
•Reviewing our Compensation Discussion & Analysis disclosure.
The Compensation Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable SEC and Nasdaq listing standards. The Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals. The Compensation Committee conducted a specific review of its relationship with Aon in 2025 and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest.
Role of Management
The Company’s CEO, CFO, Vice President of Human Resources (“HR”) and GC are involved in the design and implementation of our executive compensation and are typically present at Compensation Committee meetings, except that the CEO, CFO, HR and GC are not present during any voting or deliberations on their salary and equity compensation. In 2025, the CEO, CFO, HR and GC reviewed the analysis and recommendations of Aon with the Compensation Committee and made recommendations regarding proposed salary, equity awards and bonus amounts for our officers (other than themselves). The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all compensation and equity awards.
The Company’s CEO is involved in the design and implementation of our executive compensation and is typically present at Compensation Committee meetings, except that the CEO is not present during any voting or deliberations on his or her compensation. In 2025, our CEO reviewed the analysis and recommendations of Aon with the Compensation Committee and made recommendations regarding proposed salary, equity awards and bonus for our officers (other than herself).
Use of Competitive Data
To assess the competitiveness of our executive compensation program and compensation levels, our Compensation Committee, with the assistance of Aon, examines the competitive compensation data for senior executives of our peer companies.
The Compensation Committee uses the peer group to reference recent market data and understand the marketplace. However, the Compensation Committee also recognizes the importance of flexibility and considers other factors as well, such as individual performance, experience, internal equity, history and scope of responsibility, current market conditions and the specific needs of the business at critical points in time.
Consideration of Compensation Risk
Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework to our executives to achieve our strategic goals without encouraging them to take excessive risks in their business decisions.
On an annual basis, the Compensation Committee conducts a thorough risk assessment of the Company’s compensation programs and practices to analyze whether they encourage employees to take excessive or inappropriate risks. To help with this assessment, Aon provides a detailed review of the Company’s compensation program and associated risks. The assessment focuses on the following areas of the Company’s practices and policies:
•Total direct compensation and benchmarking (level of pay and approach to setting pay)
•Annual incentive plan risk
•Equity plan risk
•Change-in-control policies
•Investor risk and other policies
After completing this review, the Compensation Committee concluded the Company’s compensation programs are, on balance, consistent with market practice and do not present excessive or inappropriate risks to the Company.
2025 Peer Group
For our 2025 Peer Group, the Compensation Committee conducted its regular review of companies similar to us with respect to sector and market capitalization, as well as revenue and headcount, to provide a broad perspective on competitive pay levels and practices.
•Sector – Health care equipment and health care supplies companies; along with biotechnology companies to broaden our market perspective.
•Market Capitalization – 1/3x to 4x Axogen’s market capitalization. Axogen’s market capitalization as of August 23, 2024, during the 2025 peer group selection process, was $447 million. The 1/3x to 4x range is $100 million to $1.8 billion, respectively.
•Revenue – 1/3x to 4x Axogen’s projected revenue. Revenue for 2025 was expected to be between $209 million and $214 million, during the 2025 peer group selection process. The 1/3x to 4x range is between $0 million and $690 million, respectively.
•Headcount – 1/3x to 4x Axogen’s projected headcount.
In September 2024, the Compensation Committee, with the assistance of Aon, evaluated the appropriateness of the continued inclusion of each company in our 2025 peer group. Using the criteria listed above, our Compensation Committee removed two companies from the 2024 peer group: Cutera and Glaukos, and added the following two companies: Semler Scientific, Inc. and TELA Bio, Inc. for a total of 18 companies that comprise the Company’s 2025 Peer Group:

Alphatec Holdings, Inc.	iRhythm Technologies, Inc.	STAAR Surgical Company
AngioDynamics, Inc.	OrthoPediatrics, Corp.	Tactile Systems Technology, Inc.
Artivion, Inc.	Paragon 28, Inc.	TELA Bio, Inc.
AtriCure, Inc.	Semler Scientific, Inc.	Treace Medical Concepts, Inc.
Bioventus Inc.	SI-BONE, Inc.	Vericel Corporation
Cerus Corporation	Silk Road Medical, Inc.	Zynex, Inc.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS
The key elements of our executive compensation packages are base salary, annual cash incentives, and long-term equity-based awards. Our Compensation Committee believes that a combination of these elements offers the best approach to achieving our compensation goals, including attracting and retaining talented executives and motivating our executives and other officers to expend maximum effort to achieve our strategic business goals, including the creation of long-term, sustainable growth of shareholder value.
The following describes each component of our executive compensation program, the rationale for each component and how compensation amounts and awards were determined for 2025 compensation.

Base Salaries
Base salary represents the fixed portion of our executive officers’ compensation, which we view as an important element to attract, retain and motivate highly talented executives by rewarding the individual value that each executive officer brings to us through experience and past and expected future contributions to our success.
The Compensation Committee annually reviews the base salaries of our executive team with input from our CEO, CFO and HR (other than with respect to their own base salary). In addition to this input, for each executive officer, the Compensation Committee considers:
•The individual’s role and responsibilities;
•Individual contribution and performance over the past year;
•Overall experience and expertise;
•Prior base salary;
•Corporate performance; and
•Salaries for similar positions within our industry.
Base salaries were adjusted as follows for our NEOs in 2025:

Executive	2024 Base Salary ($)	2025 Base Salary ($)	% Change
Michael Dale	765,000	775,865	1.4%
Lindsey Hartley (1)	—	440,000	N/A
Marc Began	423,919	439,051	3.6%
Erick DeVinney	400,318	414,607	3.6%
Jens Kemp (2)	374,419	395,205	5.6%
Nir Naor (3)	475,140	492,100	3.6%
____________
(1)Ms. Hartley was promoted to CFO on May 12, 2025.
(2)Mr. Kemp received a 1.9% market adjustment, in addition to his merit adjustment for 2025.
(3)Mr. Naor ceased his position as CFO on May 11, 2025 and departed from the Company on July 1, 2025.
2025 Annual Cash Incentives
We provide our executive officers with the opportunity to annually earn cash incentives to encourage the achievement of corporate and individual objectives and to reward those individuals who significantly impact our corporate results.
On February 28, 2025, our Compensation Committee approved, and our Board ratified, our performance-based bonus award plan for 2025 (the “2025 Annual Cash Incentive”). Under this plan, each executive officer was eligible to receive an annual cash bonus based on the extent to which Axogen achieved certain key corporate objectives during the 2025 fiscal year relating to revenue and year-end cash balance. The 2025 Annual Cash Incentive plan also included an individual performance modifier based on the percentage of achievement of each executive officer’s individual goals.
Total bonus payouts were capped at 200% of target for the achievement of the corporate objectives and the individual performance modifier was capped at 100%.
The Compensation Committee approved these performance goals for the 2025 Annual Cash Incentive because, in its view, they were closely linked to the successful execution of our annual operating plan and because achieving the target level of success in the corporate objectives would require a focused and consistent effort by our executive officers throughout the 2025 fiscal year.

The Compensation Committee used revenue growth (80% weighting) and year-end cash balance (20% weighting) in the Company’s annual incentive plan because these measures best reflect our priorities of driving top-line growth while maintaining a strong liquidity position to fund pipeline development, manage risk, and support long-term value creation.
Individual bonuses paid, if any, are calculated by multiplying the executive’s annual base salary by the calculated earned percentage of target bonus amount, inclusive of the individual performance modifier. The earned percentage of target bonus amount for corporate objectives is calculated using the target bonus percentage and percentage achievement of the corporate goals, which may be measured by reference to pre-established goals with respect to the metrics, weighting and the ultimate achievement, as summarized below.

Metrics	Minimum Threshold	Minimum % of Target Bonus	Target Threshold	Target % of Bonus	Maximum Threshold	Maximum % of Target Bonus	Performance Achieved	Earned % of Target Bonus (1)
Revenue Growth	$215M; 14.8% growth	40%	$222.9M; 19.0% growth	80%	$233.9M; 24.9% growth	200% (2)	$225.2M; 20.2% growth	96.79%
Year-end cash balance	$39.5M	20%	39.5M	20%	39.5M	20%	$45.5M	20.00%
Total		60%		100%		200%		116.79%
____________
(1)Subject to an individual performance modifier, capped at 100%.
(2)Maximum % of target bonus for this metric was capped at 200%, however the total bonus payout was also capped at 200%.
For our NEOs, a total of 116.79% of targeted bonus amounts were earned in 2025. Annual cash incentives earned were as follows:

Executive	Base Salary for Purposes of Bonus ($)	Target Bonus %	Target Bonus 2025 ($)	2025 Actual Bonus Paid ($) (1)
Michael Dale	775,865	100%	775,865	906,133
Lindsey Hartley (2)	395,065	50%	186,234	217,503
Marc Began	439,051	60%	263,430	307,660
Erick DeVinney	414,607	50%	207,304	242,110
Jens Kemp	395,205	60%	237,123	276,936
Nir Naor (3)	492,100	—%	—	—
____________
(1)Payouts reflect individual performance modifiers of 100% for Messrs. Dale, Began, DeVinney and Kemp and Ms. Hartley.
(2)Ms. Hartley was promoted to CFO on May 12, 2025. Ms. Hartley’s base salary for purposes of bonus included her 2025 base pay as Vice President, Corporate Controller through May 11, 2025 at a 40% bonus target.
(3)Mr. Naor ceased his position as CFO on May 11, 2025 and departed from the Company on July 1, 2025.
Equity Compensation
We use equity awards to motivate and reward our executive officers, to encourage long-term corporate performance based on the value of our common stock and to align the interests of our executive officers with those of our shareholders. We firmly believe that a large percentage of an executive’s compensation package should be at-risk and linked to performance.
Annually, we evaluate performance in the first quarter of each year to allow for completion of the calendar year and give us the ability to review full-year performance of the previous year.

We typically utilize the following mix of equity awards as the long-term incentive component of their compensation packages:
•Performance share units
◦PSUs are granted subject to achievement of certain performance milestones, which are generally measured over a three-years performance period or upon the achievement of milestones, and vest subject to specific terms as documented in the PSU agreement and approved by the Compensation Committee.
•Restricted share units
◦Vesting occurs over four years from the date of grant, typically with 50% vesting after 24 months and an additional 25% vesting on the third and fourth anniversaries of the grant date.
2025 Equity Grants
Our Compensation Committee strives to balance various long-term incentive vehicles to provide an appropriate balance of performance-based and time-vesting awards. In February 2025, the Compensation Committee approved, and the Board of Directors ratified, our annual equity award grants to our executive officers as part of their 2025 pay packages, including PSUs with three-year performance metrics that align with the strategic multi-year vision. The equity awards to our NEOs in 2025 were 50% performance-based to assure strong alignment with long-term operational goals and stock performance. See the section entitled “Key Compensation Decisions and Outcomes in 2025” of the CD&A for additional details.
The 2025 equity grants to our NEOs consisted of:

Executive	No. of CAGR PSUs (1)	Target Value of PSUs on Grant Date ($)	No. of RSUs	Target Value of RSUs on Grant Date ($)
Michael Dale	176,300	3,347,937	176,300	3,347,937
Lindsey Hartley (2)	38,000	524,020	38,000	524,020
Marc Began	55,000	1,044,450	55,000	1,044,450
Erick DeVinney	38,000	721,620	38,000	721,620
Jens Kemp	38,000	721,620	38,000	721,620
Nir Naor (3)	—	—	—	—
____________
(1)The number of Revenue CAGR PSUs are presented at target, actual achievement will pay out between 0% and 200% of target and have a performance period from January 2025 through December 2027.
(2)Ms. Hartley was awarded PSUs and RSUs in 2025 as part of her promotion from Corporate Controller to Chief Financial Officer effective May 12, 2025, in addition to the annual CAGR PSU grant. Ms. Hartley also received a RSU grant that will vest over four-years with 50% vesting 24 months from the award date and an additional 25.0% vesting every 12 months thereafter.
(3)Mr. Naor received no equity awards in 2025.
Achievement of PSU Grants
PSUs Tied to the Company’s BLA for Avance Nerve Graft (BLA PSUs)
During 2024, the Compensation Committee approved BLA PSU awards to certain employees, including Messrs. Dale, Began, Kemp and DeVinney, related to their work on the BLA for Avance Nerve Graft. In December 2017, 2018 and 2019, the Compensation Committee approved BLA PSU awards to certain employees, including Mr. DeVinney, related to their work on the BLA for Avance Nerve Graft. The number of shares available for grant was linked to certain milestones related to the BLA for Avance Nerve Graft submission to and approval by the FDA. BLA PSUs issued in 2024, 2019 and 2017 have performance periods through December 31, 2025. BLA PSUs issued in 2018 had performance periods through January 1, 2025. The performance measure is based upon achieving each of the specific milestones and the awards issued in 2024 have a requisite service period through the date of the milestone achievement but not sooner than one year after the grant date. The awards issued in 2017, 2018 and 2019 vest 50% upon achievement of each of the milestones and 50% one year later.
In September 2024, the Compensation Committee determined that the milestone tied to the submission of the BLA for Avance Nerve Graft was achieved and 10% of the target shares were earned. For the BLA PSU awards granted in 2017, 2018 and 2019, 5% of the target awards (or 50% of the earned awards) vested immediately and 5% vested in September 2025. For the BLA PSU awards granted in February 2024, 10% of the target awards (or 100% of the earned awards) vested in February 2025.
In December 2025, the Compensation Committee determined that the milestone tied to the approval of the BLA for Avance Nerve Graft was achieved and 70% of the target shares were earned. For the BLA PSU awards granted in 2017, 2018 and 2019, 35% of the target awards (or 50% of the earned awards) vested immediately and 35% will vest in December 2026. For the BLA PSU awards granted in February 2024, 90% of the target awards vested in December 2025. All awards related to the BLA for Avance Nerve Graft approval milestone for BLA PSUs awarded in August 2024 to our CEO, Mr. Dale vested in December 2025.
PSUs Tied to Revenue Growth (Revenue PSUs)
In February 2023, the Compensation Committee approved Revenue PSU awards to certain employees, including Ms. Hartley and Messrs. Began, Kemp and DeVinney from our NEO group. The target number of Revenue PSUs was divided into three tranches, with one-third eligible to vest based on performance with respect to each of calendar years 2023, 2024 and 2025, subject to the CAGR payout factor. The payout ranged from 0% to 150% of target upon achievement of specific annual revenue growth targets of between 10% and 25% during the three-year performance period from 2023 through 2025, with a 100% of target payout set at 15% annual revenue growth. The final determination of the award was based on annual revenue growth in 2025 and the CAGR across the three-year period. The number of Revenue PSUs that vested during the performance period was determined at the end of the performance period and equals the target number of Revenue PSUs multiplied by the greater of (i) the average of the calendar year payout factors for each of the three calendar years during the performance period and (ii) the three-year CAGR for the performance period.
The achievements as determined by the Compensation Committee for the Revenue PSUs are as follows:

	Revenues (in millions) ($)	Annual Revenue Growth (%)	2023 -2025 Revenue PSU Awards Achievement (%) (1)
2023	159.1	14.8%	97.9%
2024	187.3	17.7%	113.6%
2025	225.2	20.2%	126.1%
Average Achievement			112.6%
Revenue CAGR			111.9%
Payout Achievement			112.6%
____________
(1)Amounts determined by the Compensation Committee after completion of the 2023-2025 performance period.

ADDITIONAL COMPENSATION PRACTICES AND POLICIES
Executive Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines for our executive officers. Under these guidelines, the CEO and each other individual serving as an executive officer must hold a specified dollar value of Axogen’s common stock and the value of unvested RSUs.

Position	Requirement
CEO	3x base salary
Executive Officers other than the CEO	1x base salary
All other Section 16(b) Reporting Officers	1x base salary
For the purposes of determining stock ownership levels, the following forms of equity interests are included: shares owned by the executive officer directly or held in trust for the benefit of the executive officer or his or her immediate family members residing in the same household or through trusts and the value of unvested RSUs. The applicable guidelines must be met within the earliest of five years from: (i) joining the Company, (ii) promotion to an officer level, (iii) establishment of the guidelines or (iv) five years from February 2022 when our Board of Directors amended the guidelines.
As of December 31, 2025, each of our executive officers met the required level of ownership under the Stock Ownership Guidelines.

Anti-Hedging and Pledging Policies
All of our executive officers and members of our Board of Directors are prohibited from entering into hedging or pledging transactions in respect of our common stock or other securities issued by Axogen.
Compensation Recovery Policy
In compliance with SEC and Nasdaq rules, we adopted a policy on September 26, 2023 regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and certain other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.
Retirement and Other Benefits
Our executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as our other employees. Employees are eligible to participate in the 401(k) plan immediately upon commencing employment, and enrollment is available any time during employment. Participating employees may make annual contributions to their accounts up to a maximum amount as limited by law. The Axogen 401(k) Plan requires the Company to make 100% matching contributions on up to 3% of the employee’s annual salary and 50% matching contributions on up to the next 2% of the employee’s annual salary as long as the employee participates in the 401(k) plan. Employee contributions are fully vested at all times. Company contributions made prior to January 1, 2025 vest immediately. Company contributions made subsequent to January 1, 2025 vest after two years of service, as defined by the 401(k) Plan. In 2025, our matching contribution was 3% for the first 3% of compensation contributed and 1% for the next 2% of compensation contributed of each executive officer’s annual base salary. We contributed, on an aggregate basis, approximately $74,400 in matching funds for our NEOs in 2025.
Additional benefits received by our executive officers include medical, dental, vision, short-term disability, long term disability, life and accidental death and dismemberment insurance. These benefits are provided on substantially the same basis as to all our full-time employees.
Historically, we have not provided perquisites or other personal benefits to our executive officers. We do reimburse remote NEOs in the same manner as other remote employees for their travel to and from our facilities per the Company’s travel and expense policy. We do not view perquisites or other personal benefits as a component of our executive compensation program. Our future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation Committee.
The Compensation Committee approved a provision to our equity awards granted after March 2022 to certain employees with a title of Vice President and above. This provision generally provides for continued vesting of equity awards after a specified event which is generally defined as the termination of service after attainment of age sixty with at least ten years of continuous service, provided that the employee has provided at least twelve months of advance notice of the retirement date or six months of advance notice for Vice Presidents. As of December 31, 2025, the following NEOs have been granted award agreements which contain a qualified retirement provision: Michael Dale, Lindsey Hartley, Marc Began, Erick DeVinney, and Jens Kemp. Additionally, as of December 31, 2025, our former CEO Ms. Zaderej, former NEO Mr. Donovan and one Vice President met the service, age and notice requirements to be entitled to the qualified retirement provision benefits.
Post-Employment Compensation Arrangements
The employment agreements provide each of our executive officers with certain protection in the event of his or her termination of employment under specified circumstances, including termination of employment following a change-in-control of our Company (i.e. double-trigger payment). We believe that these protections serve our executive retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize shareholder value, including in the event that there is a potential transaction that could involve a change-in-control of our Company. The terms of these agreements were determined after review by our Compensation Committee of our retention goals for each executive officer and an analysis of competitive market data.
For a summary of the material terms and conditions of these severance and change-in-control arrangements, see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

Tax and Accounting Considerations
Taxation of “Parachute” Payments and Deferred Compensation
Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change-in-control of our Company that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including an executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.
We did not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during 2025. We have not agreed and are not otherwise obligated to provide any executive officer with a “gross-up” or other reimbursement under these sections.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date fair value of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this CD&A, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their statements of operations over the period that the recipient of the award is required to render service in exchange for the award.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the CD&A required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.
Submitted by:
The Compensation Committee of the Board of Directors
Amy Wendell (Chairman)
John H. Johnson
Alan M. Levine

Summary Compensation Table
The following table sets forth the compensation for the years 2025, 2024 and 2023 for our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael Dale (4)	2025	775,865	7,342,895	—	906,133	22,561	9,047,454
CEO and President	2024	303,163	8,025,000	—	509,493	10,266	8,847,922
Lindsey Hartley (5)	2025	395,065	1,302,420	—	217,503	20,238	1,935,226
CFO
Marc Began (6)	2025	439,051	2,290,750	—	307,660	25,969	3,063,430
Executive Vice President and GC	2024	423,919	973,992	—	426,293	23,370	1,847,574

Erick DeVinney	2025	414,607	1,582,700	—	242,110	22,324	2,261,741
Chief Innovation Officer	2024	400,318	1,508,492	—	335,467	22,290	2,266,567
	2023	348,000	631,001	316,800	189,834	20,062	1,505,697
Jens Kemp (6)	2025	395,205	1,582,700	—	276,936	24,365	2,279,206
Chief Marketing Officer	2024	374,419	973,992	—	376,496	21,064	1,745,971

Nir Naor (7)	2025	228,186	—	—	—	43,358	271,544
Former CFO	2024	475,140	2,073,000	—	477,801	22,941	3,048,882
	2023	36,438	—	—	23,853	—	60,291
____________
(1)Stock award and option award amounts are calculated based on the aggregate grant date fair value computed in accordance with ASC 718. For information regarding assumptions underlying the valuation of such, see Note 11 of the Consolidated Financial Statements in our 2025 Annual Report filed on February 24, 2026.
(2)Bonuses were earned in the respective year and paid in March of the following year after final Compensation Committee approval.
(3)The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.
(4)Mr. Dale was appointed President and CEO on August 9, 2024; therefore, no compensation information has been provided for 2023.
(5)Ms. Hartley qualified as a NEO for 2025, however, she did not qualify as a NEO for 2024 and 2023; therefore, no compensation information has been provided for 2024 and 2023.
(6)Messrs. Began and Kemp qualified as NEOs for 2025 and 2024, however, they did not qualify as a NEO for 2023; therefore, no compensation information has been provided for 2023.
(7)Mr. Naor departed from the Company on July 1, 2025.

All Other Compensation - All other compensation, as summarized in the following table for 2025:

Name	401(k) Company Match ($)	Life Insurance Premiums ($)	Accrued Vacation ($)	HSA Company Contribution ($)	Total ($)
Michael Dale	10,299	12,262	—	—	22,561
Lindsey Hartley	14,000	6,030	—	208	20,238
Marc Began	14,000	11,553	—	416	25,969
Erick DeVinney	12,250	10,074	—	—	22,324
Jens Kemp	13,869	10,080	—	416	24,365
Nir Naor	10,024	4,944	28,390	—	43,358

Grants of Plan-Based Awards Table
The following table provides information regarding plan-based awards granted to our NEOs in 2025.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Awards: Number of Units	Market Value on Grant Date ($/Sh)	Grant Date Fair Value of Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Dale
PSUs (1)	3/25/2025	—	—	—	88,150	176,300	352,600	—	18.99	3,994,958
RSUs	3/25/2025	—	—	—	—	176,300	—	—	18.99	3,347,937
Non-Equity Incentive Plan Awards		—	775,865	1,551,730	—	—	—	—	—	—
Lindsey Hartley
PSUs (1)	3/25/2025	—	—	—	6,000	12,000	24,000	—	18.99	271,920
RSUs	3/25/2025	—	—	—	—	12,000	—	—	18.99	227,880
PSUs (1)	5/12/2025	—	—	—	13,000	26,000	52,000	—	11.39	506,480
RSUs	5/12/2025	—	—	—	—	26,000	—	—	11.39	296,140
Non-Equity Incentive Plan Awards		—	186,234	372,469	—	—	—	—	—	—
Marc Began
PSUs (1)	3/25/2025	—	—	—	27,500	55,000	110,000	—	18.99	1,246,300
RSUs	3/25/2025	—	—	—	—	55,000	—	—	18.99	1,044,450
Non-Equity Incentive Plan Awards		—	263,430	526,861	—	—	—	—	—	—
Erick DeVinney
PSUs (1)	3/25/2025	—	—	—	19,000	38,000	76,000	—	18.99	861,080
RSUs	3/25/2025	—	—	—	—	38,000	—	—	18.99	721,620
Non-Equity Incentive Plan Awards		—	207,304	414,607	—	—	—	—	—	—
Jens Kemp
PSUs (1)	3/25/2025	—	—	—	19,000	38,000	76,000	—	18.99	861,080
RSUs	3/25/2025	—	—	—	—	38,000	—	—	18.99	721,620
Non-Equity Incentive Plan Awards		—	237,123	474,246	—	—	—	—	—	—
Nir Naor (2)
Non-Equity Incentive Plan Awards		—	—	—	—	—	—	—	—	—
____________
(1)Award has a payout range of 0% to 200%.
(2)Mr. Naor departed from the Company on July 1, 2025.

Outstanding Equity Awards as of December 31, 2025
The following table summarizes the equity awards granted to our NEOs that remain outstanding as of December 31, 2025.

	Option Awards				Stock Awards
							Equity Incentive Plan Awards:
Name Grant Date	Number of Securities Underlying Unexercised Options Exerciseable(1)	Number of securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Michael Dale
8/9/2024(4)	—	—	—	NA	—	—	450,000	14,728,500
3/25/2025	—	—	—	NA	176,300	5,770,299	176,300	5,770,299
Lindsey Hartley
3/16/2022	—	2,500	8.20	3/16/2032	5,000	163,650	—	—
3/16/2023(5)	—	8,888	8.27	3/16/2033	8,000	261,840	17,453	571,237
2/22/2024	—	—	—	NA	35,000	1,145,550	—	—
3/25/2025	—	—	—	NA	12,000	392,760	12,000	392,760
5/12/2025	—	—	—	NA	26,000	850,980	26,000	850,980
Marc Began
3/1/2023(4)	56,250	33,750	8.16	3/1/2033	22,500	736,425	—	—
3/16/2023(5)	—	—	—	NA	—	—	33,780	1,105,619
2/22/2024(6)	—	—	—	NA	—	—	68,600	2,245,278
6/5/2024(6)	—	—	—	NA	—	—	68,600	2,245,278
3/25/2025	—	—	—	NA	55,000	1,800,150	55,000	1,800,150
Erick DeVinney
12/29/2016	50,000	—	8.95	12/29/2026	—	—	—	—
12/18/2017	13,900	—	27.00	12/18/2027	—	—	17,500	572,775
12/27/2018	11,900	—	19.17	12/27/2028	—	—	—	—
3/16/2020	24,000	—	8.61	3/16/2030	—	—	—	—
3/16/2021	23,500	—	20.91	3/16/2031	6,363	208,261	—	—
3/16/2022	20,770	2,968	8.20	3/16/2032	—	—	—	—
3/16/2023(5)	40,000	24,000	8.27	3/16/2033	23,150	757,700	33,780	1,105,619
2/22/2024(6)	—	—	—	NA	—	—	68,600	2,245,278
3/1/2024	—	—	—	NA	50,000	1,636,500	—	—
6/5/2024(6)	—	—	—	NA	—	—	68,600	2,245,278
3/25/2025	—	—	—	NA	38,000	1,243,740	38,000	1,243,740
Jens Kemp
3/1/2023(4)	37,500	22,500	8.16	3/1/2033	15,000	490,950	—	—
3/16/2023(5)	—	—	—	NA	—	—	50,670	1,658,429
2/22/2024(6)	—	—	—	NA	—	—	68,600	2,245,278
6/5/2024(6)	—	—	—	NA	—	—	68,600	2,245,278
3/25/2025	—	—	—	NA	38,000	1,243,740	38,000	1,243,740
Nir Naor(7)
__________
(1)Stock options are fully vested four years from the option grant date based upon a vesting schedule whereby 50% of the aggregate shares vest on the second anniversary of the option grant date with an additional 12.5% of aggregate shares vesting every six months thereafter. Prior to 2017, the options granted were based upon a vesting schedule whereby 25% of the aggregate shares vested on the first anniversary of the option grant date with an additional 12.5% of aggregate shares vesting every six months thereafter.

(2)Unvested shares and units are comprised of (i) PSUs granted in 2017, 2023, 2024 and 2025 and (ii) RSUs granted in March 2021, March 2022, March 2023, February 2024, June 2024 and March 2025. The vesting terms for each type of award are described below:
a.PSUs - Each PSU represents the Company’s commitment to issue shares of common stock at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the respective plan and award agreement. All shares are subject to satisfaction of certain performance criteria. Upon determination by the Compensation Committee that the performance criteria was achieved, shares are immediately vested, provided that the particular officer has been continuously employed through each vesting date as to the particular number of shares vesting or has meet the conditions for a qualified retirement. In the event of a “Change-in-Control” (as defined in the respective award agreement), the vesting of all or a portion of the PSUs shall accelerate.
b.RSUs - Each RSU represents the Company’s commitment to issue one share of common stock at a future date, subject to certain eligibility, vesting and other conditions set forth in the respective plan and award agreement. All shares of Axogen common stock underlying the RSUs will be fully vested on the fourth anniversary of the grant date, based upon a vesting schedule whereby 50% of the aggregate shares vest on the second anniversary of the grant date and an additional 25% of the aggregate shares vest each 12 months thereafter. In the event of a “Change-in-Control” (as defined in the award agreement), the vesting of all of the RSUs shall accelerate and the RSUs become fully vested.
(3)The market value of unvested shares and units is based on the closing price of our common stock on the last day of 2025, which was $32.73 and with respect to PSUs, assumes target performance.
(4)Shares are intended to qualify as inducement shares in accordance with Nasdaq Listing 5636(c)(4).
(5)The Compensation Committee certified performance payout for PSUs granted in 2023 on February 26, 2026 at 112.6% of target, based on revenue growth over the three-year performance period from 2023 through 2025. These PSUs are reflected at actual performance.
(6)Award has a payout range of 0% to 200%, limited to 100% of target as of the February 22, 2024 grant date until shareholder approval of the third A&R 2019 Plan on June 5, 2025. The award dated February 22, 2024 represents a 0% to 100% payout and the June 5, 2024 award represents the over 100% to 200% payout.
(7)Mr. Naor departed from the Company on July 1, 2025.
Option Exercises and Vested Stock
The following table provides information regarding the exercise of stock options by our NEOs and vesting of stock awards held by our NEOs during 2025.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Michael Dale	—	—	150,000	4,928,250
Lindsey Hartley	39,812	755,182	27,880	535,389
Marc Began	—	—	47,500	1,218,288
Erick DeVinney	—	—	102,261	2,489,783
Jens Kemp	—	—	40,000	1,073,613
Nir Naor	—	—	150,000	2,188,000
__________
(1)Based upon the closing price as reported by Nasdaq of our Common Stock at the exercise date or vesting date, as applicable.

Potential Payments Upon Termination or Change-in-Control
In this section, we describe payments that may be made to our NEOs upon several events of termination, including termination in connection with a change-in-control.
Employment Agreements
Axogen Corporation, a wholly-owned subsidiary of the Company, is a party to employment agreements with each of (i) Michael Dale, effective August 9, 2024; (ii) Lindsey Hartley, effective May 7, 2025; (iii) Marc Began, effective February 27, 2023, as amended February 27, 2024; (iv) Erick DeVinney, effective April 25, 2009 as further amended and restated November 1, 2020, as superseded on February 27, 2024, and as amended February 27, 2024; (v) Jens Kemp, effective February 13, 2023, as amended and restated on February 27, 2024; and (vi) Nir Naor, effective December 4, 2023. Mr. Naor ceased his position as CFO of the Company on May 11, 2025 and departed from the Company on July 1, 2025.
Under their respective employment agreements, Messrs. Dale, Began, Kemp and DeVinney and Ms. Hartley are employed by Axogen Corporation on an “at will” basis.
Pursuant to their employment agreements in effect as of December 31, 2025, in the event Messrs. Dale, Began, Kemp, DeVinney or Ms. Hartley are terminated without substantial cause upon or within 365 days following a change-in-control (or 90 days preceding a change-in-control), or for good reason following a change-in-control, each is entitled to: (i) a separation payment of 24 months of base salary paid in a lump sum within 60 days; (ii) an amount equal to 200% of their target bonus for the year in which the termination occurs; (iii) payment of premiums for themselves and covered dependents’ COBRA for the first twenty-four months of the COBRA continuation period; and (iv) only applicable for Mr. Dale, accelerated vesting of all time-based equity awards.
Pursuant to their respective employment agreements in effect as of December 31, 2025, in the event Messrs. Dale, Began, Kemp, DeVinney or Ms. Hartley are terminated in the absence of a change-in-control, each will receive, among other things, (i) a separation payment of 15 months base salary paid in a lump sum within 60 days; (ii) an amount equal to 125% of their target bonus for the year in which the termination occurs; and (iii) payment of premiums for themselves and covered dependents’ COBRA for the first fifteen months of the COBRA continuation period or until such time as they obtain new employment that provides reasonable and comparable healthcare coverage (including without limitation, coverage of dependents), whichever period is shorter.
For purposes of each of Messrs. Dale, Began, Kemp and DeVinney’s and Ms. Hartley’s employment agreements in effect as of December 31, 2025, “change-in-control” means the occurrence of any of the following events:
•if any person who holds less than 20% of the combined voting power of the securities of Axogen, becomes the beneficial owner, directly or indirectly, of securities of Axogen, representing 50% or more of the combined voting power of the securities of Axogen then outstanding;
•during any period of 24 consecutive months, if individuals who at the beginning of such period constitute all members of the Board of Directors cease, for any reason, to constitute at least a majority of our Board of Directors, unless the election of each director who was not a director at the beginning of the period was either nominated for election by, or was approved by a vote of, at least two-thirds of the directors then still in office who were directors at the beginning of the period;
•if Axogen Corporation or Axogen consolidates or merges with another company and Axogen Corporation or Axogen is not the continuing or surviving corporation; provided, however, that any consolidation or merger whereby Axogen continues as the majority holder of Axogen Corporation securities or a merger or consolidation of Axogen Corporation and Axogen will not constitute a change-in-control;
•if shares of Axogen Corporation’s or Axogen’s common stock are converted into cash, securities, or other property (other than by a merger set forth above) in which the holders of Axogen Corporation’s or Axogen’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation as immediately after the merger;

•if Axogen Corporation or Axogen sells, leases, exchanges, or otherwise transfers all or substantially all of its assets (in one transaction or in a series of related transactions); or
•if the holders of Axogen’s common stock approve a plan or proposal for the liquidation or dissolution of Axogen Corporation or Axogen.
The employment agreements in effect as of December 31, 2025 of Messrs. Dale, Began, Kemp and DeVinney and Ms. Hartley do not provide for any gross-up payments for any tax liability that he might owe as a result of the application of Sections 280G of the Internal Revenue Code.
For purposes of Messrs. Dale, Began, Kemp and DeVinney’s and Ms. Hartley employment agreements in effect as of December 31, 2025, “substantial cause” means:
•Commission of any act of fraud, theft, or embezzlement;
•material breach of the employment agreement, provided that Axogen Corporation shall have first delivered to the executive officer written notice of the alleged breach, specifying the exact nature of the breach in detail, and provided, further, that the executive officer shall have failed to cure or substantially mitigate such breach within ten days after receiving such written notice;
•material failure to adhere to Axogen Corporation’s corporate codes, policies or procedures which have been adopted in good faith for a valid business purpose as in effect from time to time;
•the failure to meet reasonable performance standards as determined by Axogen Corporation; or
•commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor.
For purposes of Messrs. Dale, Began, Kemp and DeVinney’s and Ms. Hartley’s employment agreements in effect as of December 31, 2025, “good reason” means the occurrence of any one or more of the following:
•The assignment of any duties inconsistent in any respect with such executive officer’s position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to a change-in-control or any other action by Axogen that results in a material diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by Axogen after receipt of notice thereof given by the executive officer;
•a material reduction by Axogen Corporation in the person’s base salary absent substantial cause; or
•the executive is required to perform a substantial portion of their duties at a facility that is more than fifty miles from the facility for which the executive performed a substantial portion of his or her duties immediately prior to the change-in-control.
2025 Potential Payments Upon Termination or Change-in-Control
In connection with a termination of employment, including if there is a termination in connection with a change-in-control of the Company, our NEOs would be eligible to receive certain payments, benefits and treatment of the various forms of equity that such NEO holds (provided, in some cases, that certain conditions are met).
The amounts that the NEOs would receive are set forth below based on the termination scenarios discussed above.
In accordance with SEC rules, we have used certain assumptions in determining the amounts shown. We have assumed that the termination of employment or change-in-control occurred on December 31, 2025, and that the value of a share of common stock on that day was $32.73, the closing price on Nasdaq on December 31, 2025, the last trading day of 2025.
Contractual provisions relating to cash severance are set forth above under “Employment Agreements.” With respect to the treatment of outstanding equity awards upon a termination or change-in-control, the treatment is as follows: (i) for terminations not in connection with a change-in-control, unvested stock options, RSUs and PSUs do not accelerate and are forfeited, (ii) upon a change-in-control, unless assumed, continued or substituted (and in the case of stock options issued under our 2010 stock incentive plan, in the event that within twelve months following the change-in-control, the employee is terminated without substantial cause or leaves the Company for good reason), stock options shall automatically accelerate and, become fully exercisable and (iii) upon a change-in-control (unless it was issued under our A&R 2019 Plan and was assumed, continued or substituted), RSUs become fully-vested and nonforfeitable upon the change-in-control; and PSUs (unless it was issued under our A&R 2019 Plan and was assumed, continued or substituted), prior to the end of the applicable performance period, become fully vested upon a change-in-control based on the greater of: (i) target performance or (ii) the expected performance as determined by the Compensation Committee. Amounts shown in the tables below for PSUs are based on target performance. All PSUs earned but not vested will vest immediately prior to the consummation of the change-in-control. Amounts shown under stock options, RSUs and PSUs reflect the value based upon the December 31, 2025, stock price of $32.73 for the option, RSU or PSU as to which vesting will be accelerated upon the occurrence of the change-in-control or termination event.

Michael Dale
	Qualified	Qualified	Upon
	Termination	Termination	Change-in-
	Prior to	After	Control	Upon
	Change-in-	Change-in-	Without	Qualified
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)
Severance	1,939,663	3,103,461	—	—
Health and Welfare Benefits	44,221	58,962	—	—
RSUs (1)	—	5,770,299	—	—
PSUs (2)	—	20,498,799	20,498,799	—
Total	1,983,884	29,431,521	20,498,799	—
__________
(1)All outstanding time-based equity awards vest upon a termination in connection with a change-in-control as per his employment agreement.
(2) Pursuant to the form of the award agreement, PSUs fully vest upon a change-in-control.

Lindsey Hartley
	Qualified	Qualified	Upon
	Termination	Termination	Change-in-
	Prior to	After	Control	Upon
	Change-in-	Change-in-	Without	Qualified
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)
Severance	782,793	1,252,469	—	—
Health and Welfare Benefits	12,691	20,306	—	—
Stock Options (1)	—	278,725	—	—
RSUs (1)	—	2,814,780	—	—
PSUs (2)	—	1,243,740	1,243,740	—
Total	795,484	5,610,020	1,243,740	—
__________
(1)Pursuant to the form of the award agreement, certain awards are subject to double-trigger vesting.
(2)Pursuant to the form of award agreement, performance based restricted stock units fully vest upon a change in control.

Marc Began
	Qualified	Qualified	Upon
	Termination	Termination	Change-in-
	Prior to	After	Control	Upon
	Change-in-	Change-in-	Without	Qualified
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)
Severance	878,101	1,404,962	—	—
Health and Welfare Benefits	46,320	74,112	—	—
Stock Options (1)	—	829,238	—	—
RSUs (1)	—	2,536,575	—	—
PSUs (2)	—	6,290,706	6,290,706	—
Total	924,421	11,135,593	6,290,706	—
__________
(1)Pursuant to the form of the award agreement, certain awards are subject to double-trigger vesting.
(2)Pursuant to the form of the award agreement, PSUs fully vest upon a change-in-control.

Erick DeVinney
	Qualified	Qualified	Upon
	Termination	Termination	Change-in-
	Prior to	After	Control	Upon
	Change-in-	Change-in-	Without	Qualified
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)
Severance	777,389	1,243,822	—	—
Health and Welfare Benefits	46,320	74,112	—	—
Stock Options (1)	—	659,845	—	—
RSUs (1)	—	3,846,200	—	—
PSUs (2)	—	6,307,071	6,307,071	—
Total	823,709	12,131,050	6,307,071	—
__________
(1)Pursuant to the form of the award agreement, certain awards are subject to double-trigger vesting.
(2)Pursuant to the form of the award agreement, PSUs fully vest upon a change-in-control.

Jens Kemp
	Qualified	Qualified	Upon
	Termination	Termination	Change-in-
	Prior to	After	Control	Upon
	Change-in-	Change-in-	Without	Qualified
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)
Severance	790,410	1,264,656	—	—
Health and Welfare Benefits	39,072	62,515	—	—
Stock Options (1)	—	552,825	—	—
RSUs (1)	—	1,734,690	—	—
PSUs (2)	—	5,734,296	5,734,296	—
Total	829,482	9,348,982	5,734,296	—
__________
(1)Pursuant to the form of the award agreement, certain awards are subject to double-trigger vesting.
(2)Pursuant to the form of the award agreement, PSUs fully vest upon a change-in-control.

CEO Pay Ratio Disclosure
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for fiscal year 2025 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonably good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal year 2025, the annual total compensation for the median employee of the Company (other than our CEO) was $112,618 and the annual total compensation of our CEO was $9,047,454. Based on this information, for fiscal year 2025, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 80:1.
We identified our median employee from among our employees as of December 31, 2025. We identified our median employee based on estimated annual base pay, incentive compensation and grant date fair value of equity granted to our employees as of December 31, 2025. We then calculated the elements of the identified median employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $112,618. We did not make any cost-of-living adjustments in identifying the median employee. Compensation amounts were determined from our human resources and payroll systems of record.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, the following disclosure (the “Pay Versus Performance Disclosure”) describes the relationship between executive compensation and the Company’s performance with respect to select financial measures. The Compensation Committee did not consider the Pay Versus Performance Disclosure below in making its pay decisions for any of the years shown. For a complete description regarding the Company’s compensation program, please see “Compensation Discussion and Analysis.”

	Summary Compensation Total (in thousands)			Compensation Actually Paid (in thousands)			Value of Initial Fixed $100 Investment Based on: (4)			Revenue Growth (%) (5)
Year	PEO 1 ($) (1)	PEO 2 ($) (1)	Average of Non-PEO NEOs ($) (1)	PEO 1 ($) (1)(2)(3)	PEO 2 ($) (1)(2)(3)	Average of Non-PEO NEOs ($) (1)(2)(3)	TSR ($)	Peer Group TSR ($)	Net Loss (in thousands) ($)
2025	9,047	—	1,962	40,664	—	6,939	182.85	124.75	(15,703)	20.2%
2024	8,848	2,476	2,227	12,097	10,438	4,708	92.07	93.49	(9,964)	17.8%
2023	—	5,535	1,951	—	2,877	548	38.60	95.89	(21,716)	14.7%
2022	—	4,398	1,517	—	5,382	1,428	55.20	89.07	(28,948)	12.5%
2021	—	5,361	1,821	—	289	386	52.35	100.02	(26,985)	15.4%
__________
(1)Michael Dale (“PEO 1”) assumed the role as the current Principal Executive Officer (“PEO”) on August 8, 2024. Karen Zaderej (“PEO 2”) was the Company’s PEO for each of the years presented until August 8, 2024. The Non-PEO NEOs for each of the years presented are as follows:

2021	2022	2023	2024	2025
Peter Mariani	Peter Mariani	Nir Naor	Nir Naor	Lindsey Hartley
Maria Martinez	Bradly Ottinger	Erick DeVinney	Marc Began	Marc Began
Eric Sandberg	Michael Donovan	Michael Donovan	Erick DeVinney	Erick DeVinney
Angelo Scopelianos	Angelo Scopelianos	Angelo Scopelianos	Jens Kemp	Jens Kemp
	Eric Sandberg	Peter Mariani		Nir Naor
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s PEOs and NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in Note (3) below.

(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with ASC 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	NEOs	Summary Compensation Total (in thousands) ($)	Exclusion of Stock Awards and Option Awards (in thousands) ($)	Inclusion of Equity Values (in thousands) ($) (a)	Compensation Actually Paid (in thousands) ($)
2025	PEO 1	9,047	(7,343)	38,960	40,664
	Average of Non-PEO NEOs	1,962	(1,352)	6,329	6,939
2024	PEO 1	8,848	(8,025)	11,274	12,097
	PEO 2	2,476	—	7,962	10,438
	Average of Non-PEO NEOs	2,227	(1,382)	3,863	4,708
2023	PEO 2	5,535	(4,045)	1,387	2,877
	Average of Non-PEO NEOs	1,951	(1,125)	(278)	548
2022	PEO 2	4,398	(3,546)	4,530	5,382
	Average of Non-PEO NEOs	1,517	(974)	884	1,428
2021	PEO 2	5,361	(4,204)	(868)	289
	Average of Non-PEO NEOs	1,821	(1,237)	(199)	386

(a)The amounts in the Inclusion of Equity Values column are derived from the amounts set forth in the following table:

		Year-End Fair Value of Equity Awards Granted During the Year that Remained Unvested as of Last Day of the Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Awards ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During the Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During the Year of Non-PEO NEOs ($)	Total ($)
Year	NEOs	(in thousands)
2025	PEO 1	17,272	16,760	4,928	—	38,960
	Average of Non-PEO NEOs	3,311	3,029	483	(494)	6,329
2024	PEO 1	11,274	—	—	—	11,274
	PEO 2	—	7,957	142	(137)	7,962
	Average of Non-PEO NEOs	2,762	1,057	44	—	3,863
2023	PEO 2	3,326	(1,608)	(331)	—	1,387
	Average of Non-PEO NEOs	614	(265)	(85)	(542)	(278)
2022	PEO 2	4,477	121	(68)	—	4,530
	Average of Non-PEO NEOs	941	39	(15)	(81)	884
2021	PEO 2	778	(1,625)	(21)	—	(868)
	Average of Non-PEO NEOs	339	(528)	(10)	—	(199)
(4)The Peer Group TSR set forth in this table uses the Nasdaq Biotechnology Index, which we use in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2025 Annual Report. The comparison assumes $100 was invested for the period starting December 31, 2020 through December 31, 2025 in the Company and in the Nasdaq Biotechnology Index. Historical stock performance is not necessarily indicative of future performance.
(5)Revenue Growth was determined to be the most important financial performance measure in 2025, 2024 and 2023 used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs. We may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted Revenue Growth was determined to be the most important financial performance measure in 2022 and 2021. We define Adjusted Revenue Growth as the annual growth of our total revenues excluding revenues from our Avive product, the market availability of which we voluntarily suspended in June 2021.

Description of Relationship Between Compensation Actually Paid, Company TSR and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs and the Company’s cumulative TSR over the five most recently completed fiscal years. The chart also compares the Company’s TSR to that of the Peer Group over the same period.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
45
40
35
30
25
20
15
10
5
0
TSR (12/31/2020 Indexed to $100)
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
100.00
100.00
100.02
52.35
0.3
0.4
89.07
55.20
5.4
1.4
95.89
38.60
2.9
0.5
92.07
93.49
12.1
10.4
4.7
182.85
40.7
124.75
6.9
2020
2021
2022
2023
2024
2025
Fiscal Year
Michael Dale Compensation Actually Paid
Karen Zaderej Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Axogen, Inc. TSR
NASDAQ Biotechnology Index TSR

Description of Relationship Between Compensation Actually Paid and Net Loss
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs and our Net Loss during the five most recently completed fiscal years.

Description of Relationship Between Compensation Actually Paid and Revenue Growth
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs and our Revenue Growth during the five most recently completed fiscal years.
Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers having been the most important in linking Compensation Actually Paid to our PEOs and Non-PEO NEOs for 2025 to Company performance. The list below is not ranked.

2025 Most Important Performance Measures
•Revenue growth
•Total shareholder return
•BLA license for Avance Nerve Graft application approval

DIRECTOR COMPENSATION
Our Compensation Committee reviews and makes recommendations to our Board of Directors regarding compensation to be paid to our non-employee directors.

Each non-employee director receives a quarterly cash retainer and additional cash retainers for the committees they serve on, which is paid in advance each quarter. The following table provides the quarterly cash retainer amounts by board member position during the years 2025 and 2026:

	2025 ($)	2026 ($)
Board Member	12,500	12,500
Chairman (1)	—	—
Lead Independent Director (2)	—	—
Audit Committee Chairman	5,000	5,000
Audit Committee Member	2,500	2,500
Compensation Committee Chairman	3,750	3,750
Compensation Committee Member	1,875	1,875
Governance, Nominating and Sustainability Committee Chairman	2,500	2,500
Governance, Nominating and Sustainability Committee Member	1,250	1,250
Quality, Compliance and Portfolio Committee Chairman	2,500	2,500
Quality, Compliance and Portfolio Committee Member	1,250	1,250
__________
(1)Until August 8, 2024, the former CEO was also Chairman. Following the appointment of Mr. Dale as CEO, our Board believed it was in the best interest of the shareholders to appoint Mr. Thomas as Chairman due to his experience as the former CEO of LifeCell Corporation.
(2)Following the appointment of Mr. Thomas as Chairman and his independence from the Company, the Board no longer needed a Lead Independent Director.
Each non-employee director on the day after election or re-election to the Board of Directors receives an equity award(s). The following table provides the equity awards to directors during the years 2025 and 2026:

	2025 ($)	2026 ($)
Reelected Board Member (1)	150,000	185,000
Newly Elected Board Member	250,000	250,000
Chairman (2)	50,000	50,000
__________
(1)Beginning in 2025, each calendar year on the day after election or re-election, all non-employee directors will receive an annual equity grant valued at $150,000, to be issued at the fair market value of our shares of common stock on the date of the grant, as RSUs, which will vest one year from the anniversary date of the grant (“Reelected Board Member Grant”). Beginning in 2026, the Reelected Board Member grant was increased to $185,000.
(2)Each calendar year on the day after election or re-election, the non-employee Chairman of the Board will receive an annual equity grant valued at $50,000, to be issued as RSUs based on the fair market value of our shares of common stock on the date of the grant, which equity shall be issued as RSUs, which will vest one year from the anniversary date of the grant.
We also reimburse our directors for travel related expenses.

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2025. Mr. Dale is an executive officer who does not receive additional compensation for his service as a director, and, therefore, is not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
Paul Thomas	42,065	199,990	—	—	242,055
William Burke	75,000	149,990	—	—	224,990
John H. Johnson	67,500	149,990	—	—	217,490
Alan M. Levine	67,500	149,990	—	—	217,490
Joseph Tyndall	60,000	149,990	—	—	209,990
Kathy Weiler	62,665	149,990	—	—	212,655
Amy Wendell	75,000	149,990	—	—	224,990
Guido Neels(3)	33,750	—	—	—	33,750
__________
(1) The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with ASC 718 as of December 31, 2025. For information regarding assumptions underlying the valuation of equity awards, see Note 11 of the Consolidated Financial Statements in our 2025 Annual Report, filed on February 24, 2026.
(2)All other compensation includes amounts paid to the director for non-director services.
(3)Mr. Neels did not stand for re-election and departed the Board of Directors at the 2025 Annual Shareholder meeting on June 19, 2025.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of our Board of Directors is currently composed of the following directors: William Burke, Alan M. Levine and Amy Wendell, all of whom qualify as an “audit committee financial expert” under the definition promulgated by the SEC. Mr. Burke currently serves as the Chairman of the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors. The Audit Committee recommends to our Board of Directors, and submits for shareholder ratification, on the non-binding advisory basis, the appointment of our independent registered public accounting firm.
Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte & Touche LLP is responsible for conducting an audit of our consolidated financial statements and internal controls in accordance with the standards established by the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the consolidated financial statements and internal controls in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee reports as follows:
1.    Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent auditors.
2.    The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
3.    The Audit Committee has received written disclosure and a letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding the independent accountant’s independence and the Audit Committee concerning independence. The Audit Committee also considered whether non-audit services provided by the independent accountant during the last fiscal year were compatible with maintaining the independent accountant’s independence.
Based upon the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.

Members of the Audit Committee of the Board of Directors:

William Burke (Chairman)
Alan M. Levine
Amy Wendell

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors, based upon the recommendation of our Audit Committee, has appointed Deloitte & Touche LLP as our independent registered public accounting firm to conduct the audit of our financial statements and internal controls for the current year ending December 31, 2026. Deloitte & Touche LLP has no relationship with us other than that arising from their employment as our independent registered public accounting firm.
Independent Registered Public Accounting Firm
Fees
Deloitte & Touche LLP provided audit services to us and has served as our independent registered public accounting firm since March 2018. Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are provided in the table below. Our Audit Committee has approved, pursuant to its pre-approval policies described below, all of the services listed below.

	Deloitte & Touche LLP
	2025	2024
Audit Fees (1)	$842,872	$784,568
Audit-Related Fees	20,000	50,000
Total Fees	$862,872	$834,568
__________
(1)Audit Fees consists of fees billed for professional services rendered and expenses incurred relating to the audit of our financial statements and internal control over financial reporting and the review of our interim financial statements.
Our Audit Committee reviews and pre-approves the performance of all audit and non-audit accounting services to be performed by our independent registered accounting firm, other than with respect to de minimis exceptions permitted under applicable rules and regulations. All audit and audit-related services provided by Deloitte & Touche LLP during 2025 and 2024 were pre-approved by our Audit Committee.
Information Regarding Independent Registered Public Accounting Firm
The shareholders are being asked to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026. This Proposal 2 is a non-binding proposal, and although ratification is not required by law or our Amended and Restated Bylaws, we are submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2026, for ratification as a matter of good corporate governance. In the event of a negative vote on such ratification, the Audit Committee may reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
Representatives of Deloitte & Touche LLP will be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026, WHICH IS DESIGNATED AS PROPOSAL NO. 2.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our shareholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, which is often referred to as a “say-on-pay” proposal, is required pursuant to Section 14A of the Exchange Act and by the Dodd-Frank Act. We are currently conducting say-on-pay votes every year and expect to hold the next say-on-pay vote in connection with our 2027 Annual Meeting of Shareholders. Our shareholders supported the annual frequency of our say-on-pay vote as their preference based on the results of the advisory say-on-pay frequency vote held at our 2025 Annual Meeting.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. As described in the tabular and narrative disclosures regarding executive compensation set forth in this Proxy Statement, our executive compensation program contains elements of cash and equity-based compensation. We believe our program is designed to align the interests of our NEOs with those of our shareholders and to reward our NEOs for the achievement of our near-term and longer-term financial and strategic goals.
Our Board of Directors is asking our shareholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to our named executive officers, as disclosed in our Proxy Statement for the 2026 Annual Meeting pursuant to the rules of the SEC, including the compensation tables and any other related disclosure, is hereby APPROVED.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

PROPOSALS FOR OUR 2027 ANNUAL MEETING
In connection with any matter to be proposed by a shareholder to be considered at our 2027 Annual Meeting of Shareholders, a written notice of business that a shareholder wishes to present for consideration at our 2027 Annual Meeting of Shareholders (including nominees for election to our Board of Directors at our 2027 Annual Meeting of Shareholders) must be delivered to our principal executive offices, 13631 Progress Blvd., Suite 400, Alachua, FL 32615, Attention: Corporate Secretary not later than the close of business 90 days nor earlier than the close of business on the 120th day prior to the anniversary date of the Meeting, which would be March 25, 2027 and February 23, 2027, respectively; provided, however, if the regular meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.
Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2027 Annual Meeting of Shareholders must be received by us not later than 120 calendar days before the anniversary of the date that we mailed our proxy materials for the Meeting, which would be on December 30, 2026.
For shareholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19, shareholders must provide notice to us no later than 60 calendar days prior to the anniversary of the Meeting, which would be April 24, 2027, or, if the date of the meeting changes by more than 30 days, the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made, containing the information required by Rule 14a-19. The notice must also meet other requirements specified in Section 2.3 and 2.4, as applicable, of our Amended and Restated Bylaws.
The proxies to be solicited by the Board of Directors for the 2027 Annual Meeting of Shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at such annual meeting, other than a proposal properly submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8, if the Company fails to receive notice of such proposal by May 7, 2027.
Shareholders are advised to review our Amended and Restated Bylaws, filed as an exhibit to our 2025 Annual Report, filed on February 24, 2026, which contains additional requirements with respect to advance notice of shareholder proposals and director nominations.

2025 ANNUAL REPORT

Our 2025 Annual Report, together with this Proxy Statement, are available on the Internet in the “Investors” section of our website at https://www.axogeninc.com. The Notice or proxy card (if you elect to receive your materials by mail) will describe how to access and review the 2025 Annual Report. Our 2025 Annual Report is also available in the “Investors” section of our website at https://www.axogeninc.com. If requested in writing by a person solicited by this Proxy Statement, we will provide you without charge a copy of our 2025 Annual Report for our most recently completed fiscal year. Such request should be sent to our General Counsel at Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615.

“HOUSEHOLDING” OF PROXY MATERIALS
To the extent we deliver paper copies of our Proxy Statement for this Meeting, the 2025 Annual Report, or Notice, as applicable, the SEC rules allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Axogen proxy statements, notices and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notice, Proxy Statement for this Meeting or our 2025 Annual Report, or if you are receiving multiple copies of any document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our Proxy Statement for this Meeting, Notice and/or our 2025 Annual Report, as applicable, to a shareholder at a shared address to which a single copy of either document was delivered. For copies of any or all such documents, shareholders should write to or call our Corporate Secretary at Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615, or (386) 462-6800, respectively.
OTHER MATTERS
Our Board of Directors does not know of any other business to come before our 2026 Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

Sincerely,

Michael Dale
April 29, 2026	Director, Chief Executive Officer and President

APPENDIX A

AXOGEN, INC.
NON-GAAP RECONCILIATIONS

	Years Ended December 31,
(in thousands)	2022	2023	2024	2025
Net loss	$(28,948)	$(21,716)	$(9,964)	$(15,703)
Depreciation and amortization expense	3,093	4,491	6,734	6,975
Investment income	(569)	(1,487)	(1,141)	(1,168)
Income tax expense	189	339	97	4
Interest expense	624	2,835	8,206	7,702
EBITDA - non-GAAP	$(25,611)	$(15,538)	$3,932	$(2,190)

Non-cash stock-based compensation expense	15,591	14,418	15,906	30,112
Litigation and related costs	761	—	—	—
Adjusted EBITDA - non-GAAP	$(9,259)	$(1,120)	$19,838	$27,922
A-1

axogen®

AXOGEN, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 22, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AXGN2026**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 22, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V95928-P51904 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AXOGEN, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael Dale
02) Amy Wendell
03) William Burke
04) John H. Johnson
05) Alan M. Levine
06) Paul Thomas
07) Joseph Tyndall MD
08) Kathy Weiler

The Board of Directors recommends you vote FOR Proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V95929-P51904

AXOGEN, INC.
Annual Meeting of Shareholders
June 23, 2026 8:30 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael Dale, Lindsey Hartley and Marc Began or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Axogen, Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, EDT on June 23, 2026, via live webcast at www.virtualshareholdermeeting.com/AXGN2026 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side